Exhibit 10.1

$250,000,000

THREE-YEAR FACILITY

CREDIT AGREEMENT

Dated as of February 14, 2002

among

SOLECTRON CORPORATION,

as the Borrower,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Sole Lead Arranger, Sole Book Runner

and Co-Syndication Agent,

BANK OF AMERICA, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK,

as Co-Syndication Agent,

THE BANK OF NOVA SCOTIA,

as Documentation Agent

and

The Other Lenders Party Hereto

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS *

1.01 Defined Terms *

1.02 Other Interpretive Provisions *

1.03 Accounting Terms. *

1.04 Rounding *

1.05 References to Agreements and Laws *

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS *

2.01 Revolving Loans *

2.02 Borrowings, Conversions and Continuations of Loans. *

2.03 Letters of Credit. *

2.04 Prepayments *

2.05 Reduction or Termination of Commitments *

2.06 Repayment of Loans *

2.07 Interest. *

2.08 Fees *

2.09 Evidence of Debt. *

2.10 Payments Generally. *

2.11 Sharing of Payments *

2.12 Increase in Loan Commitments. *

2.13 Swap Commitments. *

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY *

3.01 Taxes. *

3.02 Illegality *

3.03 Inability to Determine Rates *

3.04 Increased Cost and Reduced Return; Capital Adequacy. *

3.05 Compensation for Losses *

3.06 Matters Applicable to all Requests for Compensation. *

3.07 Survival *

ARTICLE IV CONDITIONS PRECEDENT TO EFFECTIVENESS OF COMMITMENTS AND CREDIT EXTENSIONS *

4.01 Conditions of Effectiveness *

4.02 Conditions to all Credit Extensions *

ARTICLE V REPRESENTATIONS AND WARRANTIES *

5.01 Existence, Qualification and Power; Compliance with Laws *

5.02 Authorization; No Contravention *

5.03 Governmental Authorization; Other Consents *

5.04 Binding Effect *

5.05 Financial Statements; No Material Adverse Effect. *

5.06 Litigation *

5.07 No Default *

5.08 Ownership of Property; Liens *

5.09 Environmental Compliance *

5.10 Insurance *

5.11 Taxes *

5.12 ERISA Compliance. *

5.13 Subsidiaries. *

5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act. *

5.15 Disclosure *

5.16 Intellectual Property; Licenses, Etc *

5.17 Senior Indebtedness *

5.18 Security Interest *

5.19 No Restricted Junior Payments *

5.20 Solvency *

ARTICLE VI AFFIRMATIVE COVENANTS *

6.01 Financial Statements *

6.02 Certificates; Other Information *

6.03 Notices *

6.04 Payment of Obligations *

6.05 Preservation of Existence, Etc *

6.06 Maintenance of Properties *

6.07 Maintenance of Insurance *

6.08 Compliance with Laws *

6.09 Books and Records *

6.10 Inspection Rights *

6.11 Compliance with ERISA. *

6.12 Use of Proceeds *

6.13 Senior Indebtedness *

6.14 Covenant to Guarantee Obligations and Give Security. *

6.15 Post-Closing Items *

ARTICLE VII NEGATIVE COVENANTS *

7.01 Liens *

7.02 Investments *

7.03 Indebtedness *

7.04 Fundamental Changes *

7.05 Dispositions *

7.06 Restricted Junior Payments *

7.07 ERISA *

7.08 Change in Nature of Business; Fiscal Year End *

7.09 Transactions with Affiliates *

7.10 Capital Expenditures *

7.11 Burdensome Agreements *

7.12 Use of Proceeds *

7.13 Financial Covenants. *

7.14 LYONS *

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES *

8.01 Events of Default *

8.02 Remedies Upon Event of Default *

ARTICLE IX AGENTS *

9.01 Appointment and Authorization of Agents. *

9.02 Delegation of Duties *

9.03 Liability of Agent-Related Persons *

9.04 Reliance by Agent-Related Persons. *

9.05 Notice of Default *

9.06 Credit Decision; Disclosure of Information by Agent-Related Persons *

9.07 Indemnification of Agent-Related Persons *

9.08 Each Agent in its Individual Capacity *

9.09 Successor Administrative Agent and Collateral Agent. *

9.10 Other Agents *

9.11 Agents Under Other Loan Documents. *

ARTICLE X MISCELLANEOUS *

10.01 Amendments, Etc *

10.02 Notices and Other Communications; Facsimile Copies. *

10.03 No Waiver; Cumulative Remedies *

10.04 Attorney Costs, Expenses and Taxes *

10.05 Indemnification by the Borrower *

10.06 Marshalling; Payments Set Aside *

10.07 Successors and Assigns. *

10.08 Confidentiality *

10.09 Right to Set Off *

10.10 Interest Rate Limitation *

10.11 Counterparts *

10.12 Integration *

10.13 Survival of Representations and Warranties *

10.14 Severability *

10.15 Foreign Lenders. *

10.16 Removal and Replacement of Lenders. *

10.17 Governing Law. *

10.18 Waiver of Right to Trial by Jury *

10.19 ENTIRE AGREEMENT *

10.20 Independence of Covenants *

10.21 Obligations Several; Independent Nature of Lenders' Rights *

SCHEDULES

2.01 Commitments and Pro Rata Shares

2.03 Existing Letters of Credit
5.09 Environmental Matters
5.13 Subsidiaries and Other Equity Investments
6.15 Post-Closing Items
7.01 Existing Liens
7.02 Existing Investments
7.03 Existing Indebtedness
7.11 Burdensome Agreements
7.13 Restructuring Charges
10.02 LIBOR and Domestic Lending Offices, Addresses for Notices

EXHIBITS

Form of

A Loan Notice
B Revolving Loan Note
C Compliance Certificate
D Assignment and Acceptance
E Guaranty
F Pledge Agreement
G-1A Opinion of Counsel
G-1B Opinion of Local Counsel
G-2 Opinion of non-U.S. Counsel
H Interco Subordination Agreement
I Intercompany Note
J Intercreditor Agreement
K-1 Joinder Agreement (Incremental Loans)
K-2 Joinder Agreement (Swaps)
L Subordination Terms

CREDIT AGREEMENT

This CREDIT AGREEMENT ("Agreement") is entered into as of February 14, 2002, among SOLECTRON CORPORATION, a Delaware corporation (the "Borrower"), GOLDMAN SACHS CREDIT PARTNERS L.P., as sole lead arranger, sole book runner and co-syndication agent, JPMORGAN CHASE BANK, as co-syndication agent, THE BANK OF NOVA SCOTIA, as documentation agent, each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a revolving credit facility with a letter of credit subfacility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

"364-Day Credit Agreement" means the 364-Day Credit Agreement, dated as of February 14, 2002, among the Borrower, the Administrative Agent and the lenders party thereto.

"364-Day Credit Documents" means the 364-Day Credit Agreement, the 364-Day Guaranty, the Pledge Agreement, the Interco Subordination Agreement, the Intercreditor Agreement and each other document described in the definition of "Loan Documents" under the 364-Day Credit Agreement.

"364-Day Guaranty" means the guaranty made by the guarantors under the 364-Day Credit Documents in favor of the administrative agent thereunder for the benefit of the lenders thereunder.

"ACES" means the Borrower's Adjustable Conversion Rate Equity Securities issued under the Subordinated Indenture.

"Acquisition" shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of in excess of 50% of the Capital Stock of any Person, or otherwise causing any Person to become a Subsidiary, or (b) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) in which the Borrower or a Subsidiary is the surviving entity.

"Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

"Administrative Agent's Office" means the Administrative Agent's address and account as set forth on Schedule 10.02 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

"Affiliate" means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors or managing general partners; or (b) to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise.

"Agent" means any of the Arranger, the Administrative Agent (including any successor administrative agent), the Collateral Agent (including any successor collateral agent), the Co-Syndication Agents and the Documentation Agent.

"Agent-Related Persons" means each of the Arranger, the Administrative Agent (including any successor administrative agent), the Collateral Agent (including any successor collateral agent), the Co-Syndication Agents and the Documentation Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

"Aggregate Revolving Commitments" means an amount equal to the aggregate Revolving Loan Commitments of the Lenders.

"Agreement" has the meaning set forth in the introductory paragraph hereto.

"Applicable Rate" means, from time to time, the following percentages per annum, based on the Debt Rating existing at such time:

Pricing Level	Debt Ratings S&P/Moody's	Applicable Facility Fee Rate	Applicable LIBO Rate and Letters of Credit Fee Rate	Applicable Utilization Fee Rate
1	BBB/Baa2 (or better)	17.5 bps	70.0 bps	12.5 bps
2	BBB-/Baa3	25.0 bps	100.0 bps	25.0 bps
3	BB+/Ba1	30.0 bps	120.0 bps	25.0 bps
4	BB/Ba2	40.0 bps	135.0 bps	50.0 bps
5	BB-/Ba3 (or lower)	50.0 bps	175.0 bps	50.0 bps

"Debt Rating" means, as of any date of determination, the ratings assigned by either S&P or Moody's (collectively, the "Debt Ratings") to the Borrower's senior unsecured non-credit enhanced long-term debt. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Debt Rating, the Applicable Facility Fee Rate, the Applicable LIBO Rate and Letters of Credit Fee Rate, and the Applicable Utilization Fee Rate shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Debt Rating, the Applicable Facility Fee Rate, the Applicable LIBO Rate and Letters of Credit Fee Rate, and the Applicable Utilization Fee Rate will be set in accordance with Level 5 under the definition of "Applicable Facility Fee Rate," "Applicable LIBO Rate and Letters of Credit Fee Rate" or "Applicable Utilization Fee Rate," as the case may be; (c) if the ratings established by S&P and Moody's shall fall within two different but consecutive levels, the Applicable Facility Fee Rate, the Applicable LIBO Rate and Letters of Credit Fee Rate and the Applicable Utilization Fee Rate shall be based on the lower of the two ratings; (d) if the ratings established by S&P and Moody's shall fall within two different but nonconsecutive levels, the Applicable Facility Fee Rate, the Applicable LIBO Rate and Letters of Credit Fee Rate and the Applicable Utilization Fee Rate shall be based on the average of such ratings; (e) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the next Business Day after the date on which such change is first announced publicly by the rating agency making such change; and (f) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be. Initially, the Applicable Rate shall be determined based on the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the next Business Day after the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

"Approved Fund" has the meaning set forth in Section 10.07(i).

"Arranger" means GSCP, in its capacity as sole lead arranger, sole book runner and co-syndication agent.

"Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of Exhibit D.

"Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

"Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

"Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended August 31, 2001, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries.

"Auto-Renewal Letter of Credit" has the meaning set forth in Section 2.03(b)(iii).

"Bank of America" means Bank of America, N.A.

"Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1%, and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." Such rate is a rate set by Bank of America based upon various factors, including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

"Base Rate Loan" means a Loan that bears interest based on the Base Rate.

"Borrower" has the meaning set forth in the preamble.

"Borrowing" means a borrowing consisting of simultaneous Loans of the same Type, having the same Interest Period made by each applicable Lender pursuant to Article II.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent's Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

"Capital Stock" means all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, provided that in no event shall the term "Capital Stock" include Convertible Notes.

"Cash Collateralize" means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meaning. Cash collateral shall be maintained in blocked interest bearing deposit accounts at Bank of America or other institutions satisfactory to it and shall be subject to such Lien documentation as the Administrative Agent shall reasonably request.

"Cash Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date, and (ii) the Restructuring Charges deducted in calculating Consolidated Net Income for such period, to (b) Consolidated Cash Interest Charges during such period.

"Change of Control" means, with respect to any Person, an event or series of events by which:

    any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that such a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the unconditional right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a partially-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

"Class" means any of the following classes of Lenders: (a) Lenders having Term Loan Exposure with respect to a given Series, (b) Lenders having Revolving Loan Exposure and (c) the Swap Counterparties.

"Closing Date" means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Sections 4.01(b) and 4.01(c), waived by the Person entitled to receive the applicable payment).

"Code" means the Internal Revenue Code of 1986.

"Collateral Agent" means Bank of America, in its capacity as collateral agent under the Intercreditor Agreement, the Pledge Agreement and the Interco Subordination Agreement.

"Commitment" means, as to each Lender, as applicable, its Revolving Loan Commitment and Term Loan Commitment in an aggregate principal amount at any one time outstanding not to exceed the amount(s) set forth opposite such Lender's name on Schedule 2.01, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

"Compensation Period" has the meaning set forth in Section 2.10(d)(ii).

"Compliance Certificate" means a certificate substantially in the form of Exhibit C.

"Consolidated Cash Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of cash payments for (a) all interest, premium payments, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP and (c) the portion of rent expense comprising interest with respect to the Synthetic Lease Obligations of the Borrower and its Subsidiaries. This definition shall not include non-cash interest charges (including accretion on the Borrower's LYONs).

"Consolidated EBITDA" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, and (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income.

"Consolidated Indebtedness" means, as of any date of determination, the total of all Indebtedness of the Borrower and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Borrower and its Subsidiaries and all other items required to be eliminated (other than Synthetic Lease Obligations) in the course of the preparation of consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

"Consolidated Indebtedness to Capitalization Ratio" means, as of any date of determination, the ratio of Consolidated Indebtedness to Consolidated Total Capitalization.

"Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP and (c) the portion of rent expense comprising interest with respect to the Synthetic Lease Obligations of the Borrower and its Subsidiaries.

"Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries from continuing operations (before extraordinary items, and excluding gains or losses from Dispositions of assets) for that period.

"Consolidated Tangible Net Worth" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders' Equity of the Borrower and its Subsidiaries on that date minus the Intangible Assets of the Borrower and its Subsidiaries on that date.

"Consolidated Total Assets" means, as of the last day of any fiscal quarter, the total assets of the Borrower and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries. For purposes of Sections 7.01(u), 7.02(n), 7.03(e), 7.03(j), 7.03(k), 7.05(j), and 7.11(g), Consolidated Total Assets shall be calculated on a pro forma basis giving effect to any Permitted Acquisition from the date of the financial statements referenced in any such section.

"Consolidated Total Capitalization" means, as of any date of determination, the sum of Shareholders' Equity and Consolidated Indebtedness.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

"Convertible Notes" means notes or other Indebtedness that are convertible into Capital Stock of the Borrower or any of its Subsidiaries at the option of the holders thereof.

"Co-Syndication Agent" means each of GSCP and JPMorgan Chase Bank, in its capacity as co-syndication agent hereunder.

"Credit Extension" means each of the following: (a) any Borrowing and (b) any L/C Credit Extension.

"Debtor Relief Laws" means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

"Default" means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

"Default Rate" means an interest rate equal to (a) the Base Rate plus (b) 2% per annum; provided, however, that with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

"Disposition" or "Dispose" means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Documentation Agent" means The Bank of Nova Scotia, in its capacity as documentation agent hereunder.

"Dollar" and "$" means lawful money of the United States.

"Eligible Assignee" has the meaning specified in Section 10.07(i).

"Environmental Laws" means any and all federal, state, local and foreign statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or policies, including the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act and the Clean Water Act, relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, ambient air, surface water, ground water or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code (and Sections 414(m) and 414(o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

"Event of Default" has the meaning specified in Section 8.01.

"Existing Letters of Credit" means those certain letters of credit issued by Fleet National Bank for the account of Stream International Inc., as described in Schedule 2.03.

"Fair Market Value" means, at any time and with respect to any property, the sale value of such property that could reasonably be expected to be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

"Federal Funds Rate" means, for any day, the rate per annum (rounded upwards to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

"Fee Letters" has the meaning specified in Section 2.08(c).

"First Tier Foreign Subsidiary" means, at any date of determination, each non-U.S. Material Subsidiary in which the Borrower or any of its U.S. Subsidiaries owns directly more than 50%, in the aggregate, of the Capital Stock of such Subsidiary.

"Foreign Lender" has the meaning specified in Section 10.15(a).

"Foreign Plan" shall mean any employee benefit plan maintained by the Borrower or any of its Subsidiaries which is mandated or governed by any Laws of any Governmental Authority other than the United States.

"Fund" has the meaning set forth in Section 10.07(i).

"FRB" means the Board of Governors of the Federal Reserve System of the United States.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

"GSCP" means Goldman Sachs Credit Partners L.P.

"Guarantor" means each direct and indirect U.S. Material Subsidiary (other than U.S. Robotics Corporation or any of its Subsidiaries, subject to Section 6.14(a)(i)) whether now existing or hereafter acquired or organized, each of which shall be required to execute and deliver the Guaranty, or a supplement thereto, to the Administrative Agent.

"Guaranty" means the Guaranty made by the Guarantors in favor of the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit E.

"Guaranty Obligation" means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, and including any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person; provided, however, that the term "Guaranty Obligation" shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business or (ii) ordinary course indemnification obligations not constituting financial undertakings. The amount of any Guaranty Obligation shall be deemed to be, in the case of clause (a) above, an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith, and in the case of clause (b) above, an amount equal to the lesser of the outstanding amount of such secured Indebtedness or the Fair Market Value of the assets subject to such Lien.

"Honor Date" has the meaning set forth in Section 2.03(c)(i).

"Increased Amount Date" has the meaning set forth in Section 2.12(a).

"Indebtedness" means, without duplication, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments;

    all obligations (whether or not currently owed) of such Person with respect to Swap Termination Values;

    all obligations of such Person to pay the deferred purchase price of property or services;

    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

    all Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations; and

    all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person and to any holder of an equity interest in such Person (subject only to customary recourse exceptions acceptable to the Required Lenders), and (ii) exclude (A) inchoate indemnity obligations relating to such Indebtedness and (B) trade accounts payable in the ordinary course of business. For the purposes of calculating the amount of Indebtedness hereunder, accrued interest not due and payable shall be ignored.

"Indemnified Liabilities" has the meaning set forth in Section 10.05.

"Indemnitees" has the meaning set forth in Section 10.05.

"Insignificant Subsidiary" means at any time during any fiscal year of the Borrower, any Subsidiary of the Borrower with revenues (determined by reference to its latest quarterly financial statements) for the trailing 12-month period then ended not exceeding $25,000,000.00.

"Intangible Assets" means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs and organizational expenses.

"Intercompany Indebtedness" means Indebtedness (whether or not evidenced by a writing) of the Borrower or any of its Subsidiaries payable to, as applicable, the Borrower or any of its Subsidiaries.

"Intercompany Note" means each Intercompany Note (if any) executed by (a) any Loan Party evidencing Intercompany Indebtedness of such Loan Party payable to the Borrower or any of its Subsidiaries, or (b) any Subsidiary of the Borrower evidencing Intercompany Indebtedness of such Subsidiary payable to any Loan Party, in each case, substantially in the form of Exhibit I.

"Interco Subordination Agreement" means the Interco Subordination Agreement dated the date hereof among the Loan Parties, each Subsidiary that may from time to time become a payee on any Intercompany Indebtedness owed by a Loan Party, and the Collateral Agent substantially in the form of Exhibit H.

"Intercreditor Agreement" means the Intercreditor Agreement executed by the Collateral Agent, the Administrative Agent and the administrative agent under the 364-Day Credit Agreement substantially in the form of Exhibit J.

"Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

"Interest Period" means as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed, converted to or continued as a LIBO Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or, if approved by the Administrative Agent and the Lenders (not to be unreasonably withheld), such other period that is twelve months or less requested by the Borrower; provided that:

        any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBO Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

        any Interest Period pertaining to a LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

        no Interest Period applicable to a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of such Term Loan unless the aggregate principal amount of such Term Loan represented by Base Rate Loans, or by LIBO Rate Loans having Interest Periods that will expire on or after such date, equals or exceeds the amount of such principal payment; and

        no Interest Period shall extend beyond the scheduled applicable Maturity Date.

"Interest Rate Swap" has the meaning set forth in Section 2.13(a).

"Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt in another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit; provided that any contribution of any IP Rights to such other Person in the form of know how or other similar form shall not constitute an "Investment." For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

"Investment Grade Ratings" means Debt Ratings of the Borrower by S&P and Moody's of at least BBB- and Baa3, respectively, with an outlook of stable or better.

"IP Rights" has the meaning set forth in Section 5.16.

"IRS" means the United States Internal Revenue Service.

"Joinder Agreement" means a Joinder Agreement in substantially the form of, in the case of Section 2.12, Exhibit K-1, and in the case of Section 2.13, Exhibit K-2, as modified or supplemented as provided in Section 2.12 or 2.13, as applicable.

"Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

"L/C Advance" means, with respect to each Revolving Lender, such Revolving Lender's participation in any L/C Borrowing in accordance with its Pro Rata Share under the applicable Loan.

"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

"L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

"L/C Issuer" means Fleet National Bank, in its capacity as a Letter of Credit issuer hereunder.

"L/C Obligations" means, as at any date of determination and as applicable, (a) the aggregate undrawn face amount of all outstanding Letters of Credit, plus (b) the aggregate of all Unreimbursed Amounts including all outstanding L/C Borrowings with respect thereto.

"Lender" has the meaning specified in the introductory paragraph hereto, as further specified on Schedule 2.01, the L/C Issuer (as the context requires), and any other Person that becomes a party hereto in accordance with an Assignment and Acceptance, or a Joinder Agreement entered into in accordance with Section 2.12; provided that, solely for purposes of the Guaranty, the Pledge Agreement, the Interco Subordination Agreement and the Intercreditor Agreement, as well as Section 9, Section 10.01 solely with respect to the clause regarding Required Class Lenders, Sections 10.02, 10.03, 10.05, 10.06, 10.12 and 10.21, "Lenders" shall also include any Swap Counterparty hereunder.

"Lending Office" means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify to the Borrower and the Administrative Agent.

"Letter of Credit" means any standby letter of credit issued hereunder.

"Letter of Credit Application" means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by any L/C Issuer.

"Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

"Letter of Credit Sublimit" means an amount equal to the lesser of the Aggregate Revolving Commitments and $50,000,000.00. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

"LIBO Base Rate" has the meaning set forth in the definition of LIBO Rate.

"LIBO Rate" means, for any Interest Period with respect to any LIBO Rate Loan a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBO Rate =	LIBO Base Rate 1.00 - LIBO Reserve Percentage

Where,

"LIBO Base Rate" means, for such Interest Period:

    the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen that displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

    in the event the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

    in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate (rounded upwards to the next 1/100th of 1%) per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch or Affiliate to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

"LIBO Rate Loan" means a Loan that bears interest at a rate based on the LIBO Rate.

"LIBO Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upwards to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to LIBO funding (currently referred to as "LIBO liabilities"). The LIBO Rate for each outstanding LIBO Rate Loan shall be adjusted automatically as of the effective date of any change in the LIBO Reserve Percentage.

"Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), fixed or floating charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), including the interest of a purchaser of accounts receivable.

"Loan" means an extension of credit by a Lender to the Borrower in the form of, as applicable, a Revolving Loan or a Term Loan.

"Loan Documents" means this Agreement, the Guaranty, the Pledge Agreement, each Note, the Interco Subordination Agreement, the Intercreditor Agreement, the Fee Letters, each Request for Credit Extension, any Intercompany Note, each Compliance Certificate, each Assignment and Acceptance, any Joinder Agreement pursuant to Section 2.12 and any document, instrument or agreement from time to time executed by the Borrower or any of its Subsidiaries or any Responsible Officer thereof and delivered in connection herewith or therewith, provided that, solely for purposes of the Guaranty, the Pledge Agreement, the Interco Subordination Agreement and the Intercreditor Agreement, as well as Sections 2.13, 10.05, 10.12 and 10.21, "Loan Documents" shall also include any Interest Rate Swap and any Joinder Agreement pursuant to Section 2.13.

"Loan Notice" means a notice delivered pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type.

"Loan Document Parties" means, collectively, the Borrower, each Guarantor and each other Subsidiary party to a Loan Document.

"Loan Parties" means, collectively, the Borrower and each Guarantor.

"LYONs" means the Borrower's Liquid Yield Option Notes (Zero Coupon-Senior) due 2020 issued under a supplemental indenture dated as of May 8, 2000 and a supplemental indenture dated as of November 20, 2000 and the Borrower's Liquid Yield Option Notes (Zero Coupon-Senior) due 2019, issued under an indenture dated as of January 27, 1999.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower, or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its payment obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

"Material Subsidiary" means at any time during any fiscal year of the Borrower, any Subsidiary of the Borrower (other than a Special Purpose Subsidiary) with revenues (determined by reference to its latest quarterly financial statements) for the trailing 12-month period then ended in excess of $50,000,000.00. In determining whether a Subsidiary of the Borrower is a (a) U.S. Material Subsidiary, the revenues of its Subsidiaries shall be excluded or (b) First Tier Foreign Subsidiary, such Subsidiary's revenues shall be deemed to include all the revenues of its Subsidiaries.

"Maturity Date" means (a) for Revolving Loans, February 14, 2005 or such earlier date upon which the Aggregate Revolving Commitments may be terminated in accordance with the terms hereof; and (b) for Term Loans and Interest Rate Swaps, such maturity date as set forth in the applicable Joinder Agreement.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

"Net Disposition Proceeds" means, in respect of any Disposition of any property, net proceeds of such Disposition, calculated exclusive of reasonable out-of-pocket expenses and taxes actually paid in connection with such Disposition in the fiscal year during which such Disposition is consummated and exclusive of the amount of any Indebtedness secured solely or principally by such property and actually repaid.

"New Commitments" has the meaning set forth in Section 2.12(a).

"New Revolving Lender" has the meaning set forth in Section 2.12(a).

"New Revolving Loan" has the meaning set forth in Section 2.12(b).

"New Revolving Loan Commitments" has the meaning set forth in Section 2.12(a).

"Nonrenewal Notice Date" has the meaning set forth in Section 2.03(b)(iii).

"non-U.S. Subsidiary" means any Subsidiary of the Borrower that is not organized under the laws of a jurisdiction of the United States or a state thereof.

"Notes" means Revolving Loan Notes or, if applicable, Term Loan Notes.

"Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, provided that, solely for purposes of the Guaranty, the Pledge Agreement, the Interco Subordination Agreement and the Intercreditor Agreement, as well as Sections 6.15, 10.05 and 10.06, "Obligations" shall also include all obligations under Interest Rate Swaps and any Joinder Agreement pursuant to Section 2.13.

"Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutional documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the applicable Governmental Authority in the jurisdiction of its formation, in each case as amended from time to time.

"Outstanding Amount" means (i) with respect to Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowing and prepayment or repayment of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

"Participant" has the meaning specified in Section 10.07(e).

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

"Permitted Acquisition" means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or at least 80% of the voting Capital Stock of, or a business line, unit or division of, any Person; provided that, all transactions in connection therewith shall have been consummated, in all material respects to the extent then required to be consummated in accordance with all applicable laws and in conformity with all applicable regulations and requirements of Governmental Authorities;

    in the case of the acquisition of Capital Stock, at least 80% of the voting Capital Stock (except for any such Capital Stock in the nature of directors' qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned by the Borrower or any Subsidiary, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 6.14 in the case of a Material Subsidiary;

    the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.13 on a pro forma basis after giving effect to such acquisition as of the last day of the fiscal quarter most recently ended, (as determined in accordance with Section 7.13), and immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

    with respect to any acquisition the Fair Market Value of the consideration for which is in excess of $50,000,000.00, the Borrower shall have delivered to the Administrative Agent at least five Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 7.13 as required under clause (c) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 7.13; and

    any Person or assets or division as acquired in accordance herewith shall be in the same line of business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date, or lines of business reasonably related or incidental thereto or reasonable extensions thereof.

"Permitted Lien" has the meaning set forth in Section 7.01.

"Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority or other legal entity.

"Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established or maintained by the Borrower or any ERISA Affiliate.

"Pledge Agreement" means the Pledge Agreement made by the Borrower and each U.S. Subsidiary party thereto in favor of the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit F.

"Pro Rata Share" means (a) with respect to all payments, computations and other matters relating to any Term Lender's Term Loans of a given Series, the percentage obtained by dividing (i) the Term Loan Exposure of that Lender with respect to such Series by (ii) the aggregate Term Loan Exposure of all Term Lenders with respect to such Series; (b) with respect to all payments, computations and other matters relating to the Revolving Loan Exposure or Revolving Loans of any Revolving Lender or any Letters of Credit issued or participations purchased therein by any Revolving Lender, the percentage obtained by dividing (i) the Revolving Loan Exposure of that Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; and (c) for all other purposes (including voting) with respect to any Lender, the percentage obtained by dividing (i) an amount equal to the sum of the Term Loan Exposure of all Series and the Revolving Loan Exposure of that Lender, by (ii) an amount equal to the sum of the aggregate Term Loan Exposure and the aggregate Revolving Loan Exposure of all Lenders. For the purpose of this definition, all calculations shall be carried out to the ninth decimal place.

"Receivables" has the meaning set forth in Section 7.01(j).

"Register" has the meaning set forth in Section 10.07(c).

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

"Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

"Required Class Lenders" means, as of any date of determination, Lenders of a given Class collectively having more than 50% of the aggregate exposure of all Lenders in that Class.

"Required Lenders" means, as of any date of determination, Lenders collectively having Term Loan Exposure and Revolving Loan Exposure representing more than 50% of the sum of the aggregate Term Loan Exposure and the aggregate Revolving Loan Exposure of all Lenders.

"Required Revolving Lenders" means, as of any date of determination, Revolving Lenders collectively having Revolving Loan Exposure representing more than 50% of the aggregate Revolving Loan Exposure of all Lenders.

"Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer (or any other officer having substantially the same authority and responsibility) of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

"Restricted Junior Payment" means (i) any dividend or other distribution on account of any shares of any Capital Stock of the Borrower or any Subsidiary now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of Capital Stock of the Borrower or any Subsidiary now or hereafter outstanding; (iii) any cash payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower or any Subsidiary now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness; provided that no Restricted Junior Payment shall be deemed to occur upon the "cashless exercise" of any options or warrants of the Borrower or any Subsidiary by the holder thereof if such exercise does not result in the deemed repayment, forgiveness or other cancellation of Indebtedness owing to the Borrower or any of its Subsidiaries; provided further, that no Restricted Junior Payment shall be deemed to occur with respect to (A) the delivery of Capital Stock upon conversion of or in exchange for any Convertible Note or (B) the ACES converting from Subordinated Indebtedness into senior Indebtedness in accordance with their terms.

"Restructuring Charges" means those restructuring charges of the Borrower set forth on Schedule 7.13 for the time periods set forth in such schedule.

"Revolving Lender" means a Lender having a Revolving Loan Commitment, including any L/C Issuer.

"Revolving Loan" has the meaning specified in Section 2.01.

"Revolving Loan Commitment" means the Commitment of a Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder.

"Revolving Loan Exposure" means, with respect to any Lender as of any date of determination, (a) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment; and (b) after the termination of the Revolving Loan Commitments, the sum of the aggregate outstanding principal amounts of the Revolving Loans of that Lender plus such Lender's Pro Rata Share of the Outstanding Amount of L/C Obligations.

"Revolving Loan Note" means a promissory note issued by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit B.

"Same Day Funds" means immediately available funds.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Senior Notes" has the meaning set forth in Section 4.01(a)(ix).

"Series" has the meaning set forth in Section 2.12(a).

"Shareholders' Equity" means, as of any date of determination for the Borrower and its Subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

"Solvent" means, with respect to any Person, that as of the date of determination both (i) (a) the sum of such Person's debt (including contingent liabilities) does not exceed all of its property, at a fair valuation; (b) the Person reasonably expects to be able to pay the probable liabilities on such Person's then existing debts as they become absolute and matured; (c) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (d) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

"Special Purpose Subsidiary" means any bankruptcy remote special purpose subsidiary of the Borrower or any of its Subsidiaries formed for the purpose of securitizing accounts receivable or undivided interests therein and/or other related assets transferred by the Borrower and/or any of its other Subsidiaries to such subsidiary for financing purposes.

"Subordinated Indebtedness" means (i) the ACES until such time as they shall have become senior Indebtedness in accordance with their terms, (ii) Intercompany Indebtedness of the Borrower or any of its Subsidiaries subordinated in right of payment to the Obligations pursuant to the Interco Subordination Agreement and (iii) other subordinated Indebtedness of the Borrower or any of its Subsidiaries with subordination terms no less favorable to the Lenders than those contained on Exhibit L hereto.

"Subordinated Indenture" means the indenture, dated December 27, 2001, by and between Solectron Corporation and State Street Bank and Trust Company of California, N.A., as trustee, and any other document, supplement, instrument or other agreement evidencing Subordinated Indebtedness issued thereunder.

"Subsidiary" of a Person means (a) a corporation, partnership, joint venture, limited liability company or other business entity (i) of which a majority of the Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person, or (ii) the accounts of which are consolidated with such Person's on such Person's consolidated financial statements; or (b) with respect to the Borrower, a Special Purpose Subsidiary. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

"Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing, whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. ("ISDA"), any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Swap Counterparty" has the meaning set forth in Section 2.13(a).

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

"Swap Trade Date" has the meaning set forth in Section 2.13(a).

"Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic or tax-retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, for U.S. Federal Income Tax purposes is characterized as the indebtedness of such Person (without regard to accounting treatment).

"Term Lender" has the meaning set forth in Section 2.12(a).

"Term Loan" has the meaning set forth in Section 2.12(c).

"Term Loan Commitments" has the meaning set forth in Section 2.12(a).

"Term Loan Exposure" means, with respect to any Lender, any Series of Term Loans and as of any date of determination, the outstanding principal amount of Term Loans of such Lender with respect to such Series; provided that, at any time prior to the making of Term Loans, the Term Loan Exposure of such Lender shall be equal to such Lender's Term Loan Commitment.

"Term Loan Note" means a promissory note issued by the Borrower in favor of a Term Lender evidencing a Term Loan of a particular Series made by such Term Lender, in a form reasonably acceptable to such Lender.

"Threshold Amount" means $10,000,000.00.

"Type" means with respect to any Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

"Unfriendly Acquisition" means any Acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired; except that with respect to any Acquisition of a non-U.S. Person, an otherwise friendly Acquisition shall not be deemed to be unfriendly if it is not customary in such jurisdiction to obtain such approval prior to the first public announcement of an offer relating to a friendly Acquisition.

"Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

"United States" and "U.S." each means the United States of America.

"Unreimbursed Amount" has the meaning set forth in Section 2.03(c)(i).

"U.S. Material Subsidiary" means any U.S. Subsidiary that is a Material Subsidiary.

"U.S. Subsidiary" means any Subsidiary of the Borrower that is organized under the laws of a jurisdiction of the United States or a state thereof, which is not owned directly or indirectly by a non-U.S. Subsidiary.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

  (i) The words "herein," "hereto," "hereof," and "hereunder," and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such references appear; (iii) the term "including" is by way of example and not limitation; and (iv) the term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in electronic or physical form.

  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans.

Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Loans in Dollars to the Borrower (each such Loan, a "Revolving Loan"), from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender's Revolving Loan Commitment; provided, however, that after giving effect to any Borrowing (i) the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate Outstanding Amount of all Revolving Loans of any Revolving Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations shall not exceed such Lender's Revolving Loan Commitment. Within the limits of each Revolving Lender's Revolving Loan Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 9:00 a.m., San Francisco time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request LIBO Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of "Interest Period," the applicable notice must be received by the Administrative Agent not later than 9:00 a.m., San Francisco time, four Business Days prior to the requested date of Borrowing, conversion or continuation. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of LIBO Rate Loans in Dollars shall be in a principal amount of $5,000,000.00 or a whole multiple of $1,000,000.00 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $5,000,000.00 or a whole multiple of $1,000,000.00 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) whether Revolving or Term Loans, or Revolving Loans and Term Loans, are requested, and in the latter case the respective amounts thereof, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

  Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent's Office not later than 11:00 a.m., San Francisco time, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

  Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of the Interest Period for such LIBO Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding LIBO Rate Loans be converted immediately to Base Rate Loans.

  The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any LIBO Rate Loan upon determination of such interest rate. The determination of the LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Loans.

2.03 Letters of Credit.

  The Letter of Credit Commitment.

    Subject to the terms and conditions set forth herein, (A) the L/C Issuer (in its capacity as such) agrees, in reliance on the agreements of the other Revolving Lenders set forth in this Section 2.03, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower (including those being issued at the request of a Subsidiary made to the Borrower), and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b); and (B) the Revolving Lenders severally agree to participate in Letters of Credit so issued; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Revolving Lender shall be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension, (x) the Outstanding Amount of all L/C Obligations and all Revolving Loans would exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed such Revolving Lender's Revolving Loan Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. The Existing Letters of Credit shall be deemed to have been issued for the account of the Borrower pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

    The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

      any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

      subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Revolving Lenders have approved such expiry date;

      the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date;

      the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

      such Letter of Credit is in a face amount less than $1,000,000.00, or is to be used to support workers' compensation obligations or denominated in a currency other than Dollars.

    The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

    The L/C Issuer shall be under no obligation to issue or amend any Letter of Credit if the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied.

  Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 10:00 a.m., San Francisco time, at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

    Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender's Pro Rata Share times the amount of such Letter of Credit.

    If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto- Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time.

    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

  Drawings and Reimbursements; Funding of Participations.

    Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 9:00 a.m., San Francisco time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and such Revolving Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject in each to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

    Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 11:00 a.m., San Francisco time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each such Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

    With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

    Until each Revolving Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit applicable to such Lender, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

    Each Revolving Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit applicable to it, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender's obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

    If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

  Repayment of Participations.

    At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender the proceeds of such Lender's Revolving Loan or L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

    If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned, each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

  Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit applicable to it, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Loans applicable to it, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

    the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

    any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

  The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

  Role of L/C Issuer. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit applicable to it, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the L/C Issuer nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the L/C Issuer nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in Sections 2.03(e)(i) through 2.03(e)(v); provided, however, that anything in such sections to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

  Cash Collateral. Upon the request of the L/C Issuer (through the Administrative Agent), (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations with respect to such Letters of Credit so affected (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be) and the Borrower hereby grants to the Collateral Agent a Lien on all such cash and deposit accounts used to so Cash Collateralize, and authorizes the Collateral Agent to file any necessary or desirable financing statements to perfect the same.

  Applicability of ISP98. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit.

  Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit applicable to the Borrower equal to the Applicable Rate times the actual daily maximum amount available to be drawn under each such Letter of Credit. Such fee for such Letter of Credit shall be due and payable in arrears on the Business Day immediately following the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. If there is any change in the Applicable Rate during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

  Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in an amount with respect to each Letter of Credit applicable to the Borrower equal to 1/8 of 1% per annum on the daily maximum amount available to be drawn thereunder, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit applicable to the Borrower as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

  Notice of L/C Obligations. The L/C Issuer hereby agrees to promptly notify the Administrative Agent (by telephone or in writing) of any change in the L/C Obligations.

  Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04 Prepayments.

The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 9:00 a.m., San Francisco time, (A) three Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a minimum principal amount of $5,000,000.00 (unless the outstanding principal amount of such Loan is less and such Loan is paid in full) or a whole multiple of $1,000,000.00 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000.00 or a whole multiple of $1,000,000.00 in excess thereof (unless the outstanding principal amount of such Loan is less and such Loan is paid in full). Each such notice shall specify the date and amount of such prepayment, whether such prepayment of Loans is of Term Loans or Revolving Loans (or a combination thereof), the applicable Series in the case of Term Loans, and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their respective Pro Rata Shares. In the case of amortizing Term Loans, optional prepayments thereof shall be applied in inverse order of maturity, except to the extent otherwise provided in the applicable Joinder Agreement(s).

2.05 Reduction or Termination of Commitments.

The Borrower may, upon notice from the Borrower to the Administrative Agent, terminate the Aggregate Revolving Commitments, or permanently reduce the Aggregate Revolving Commitments to an amount not less than the then Outstanding Amount of all Revolving Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 9:00 a.m., San Francisco time, five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Revolving Commitments. Once reduced in accordance with this Section 2.05, the Aggregate Revolving Commitments may not be increased. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Loan Commitment of each Lender according to its Pro Rata Share. The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrower. All facility and utilization fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

2.06 Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date therefor the aggregate principal amount of Revolving Loans and Term Loans outstanding on such date, subject to any amortization schedule that may apply to any Term Loan under a Joinder Agreement.

2.07 Interest.

  Subject to the provisions of Section 2.07(b), (i) each Revolving Loan that is a LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Rate, and (ii) each Revolving Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

  Except as otherwise provided in any Interest Rate Swap, if any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08 Fees.

In addition to certain fees described in Sections 2.03(i) and 2.03(j):

  Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, a facility fee equal to the Applicable Rate times the actual daily amount of the Revolving Loan Commitments, regardless of usage. The facility fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The facility fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

  Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, a utilization fee equal to the Applicable Rate times the actual daily aggregate Outstanding Amount of Revolving Loans and L/C Obligations on each day that such aggregate Outstanding Amount exceeds 33% of the Aggregate Revolving Commitments. The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The utilization fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. The utilization fee shall accrue at all times, including at any time during which one or more of the conditions in Article IV is not met.

  Other Fees. The Borrower shall pay certain fees to the Arranger for the Arranger's own account, and shall pay an agency fee to the Administrative Agent for the Administrative Agent's own account, in the amounts and at the times specified in the letter agreement, dated December 14, 2001, between the Borrower and the Arranger and the letter agreement, dated February 6, 2002, between the Borrower and the Administrative Agent respectively (together, the "Fee Letters"). Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

  Computation of Interest and Fees. Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.09 Evidence of Debt.

  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. The accounts or records maintained by any Swap Counterparty shall be conclusive absent manifest error of the amount owed to such Swap Counterparty by the Borrower, and the Administrative Agent shall not be obligated to maintain any account or record thereof. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans, L/C Obligations or Interest Rate Swaps. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, such Lender's Loans may be evidenced by a Revolving Loan Note or a Term Loan Note (as applicable) in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

  In addition to the accounts and records referred to in Section 2.09(a), each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.10 Payments Generally.

  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent's Office in Dollars and in Same Day Funds not later than 11:00 a.m., San Francisco time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 11:00 a.m., San Francisco time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments in respect of any Interest Rate Swap shall be made as provided in the applicable Joinder Agreement and attachments thereto.

  Subject to the definition of "Interest Period," if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

  Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

    if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds, at the applicable Federal Funds Rate from time to time in effect; and

    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan, included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor on the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

  A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to Credit Extensions set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

  The obligations of each Revolving Lender hereunder to make Loans and to fund participations in Letters of Credit applicable to it, the obligations of each Term Lender hereunder with respect to its Term Loans, and the obligations of each Swap Counterparty hereunder to make Interest Rate Swaps are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other applicable Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments.

If, other than as expressly provided elsewhere herein, any Revolving Lender shall obtain on account of the Revolving Loans made by it, or the participations in L/C Obligations held by it, or any Term Lender shall obtain on account of the Term Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the applicable Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.12 Increase in Loan Commitments.

  The Borrower may by written notice to the Arranger and the Administrative Agent elect to request (i) prior to the Maturity Date, an increase or addition to the existing Revolving Loan Commitments (any such increase, the "New Revolving Loan Commitments") and/or (ii) the establishment of one or more term loan commitments (the "Term Loan Commitments"; either or both of the New Revolving Loan Commitments and the Term Loan Commitments, as applicable, the "New Commitments"), by an amount, when added to any increase in commitments under the 364-Day Credit Agreement, not in excess of $250,000,000.00 in the aggregate, and not less than $25,000,000.00 individually, and integral multiples of $5,000,000.00 in excess of that amount. Each such notice shall specify (i) the date (each, an "Increased Amount Date") on which the Borrower proposes that the New Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to the Arranger and the Administrative Agent and, (ii) the identity of each Lender or other Person that is an Eligible Assignee (each, a "New Revolving Lender" or "Term Lender", as applicable) to whom the Borrower proposes any portion of such New Commitments be allocated and the amounts of such allocations; provided that, any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments; (2) both before and after giving effect to the making of any new Loans, each of the conditions set forth in Section 4.02 shall be satisfied; (3) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 7.13 as of the last day of the most recently ended fiscal quarter after giving effect to such New Commitments, as certified by a Responsible Officer of the Borrower; (4) the New Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements, substantially in the form of Exhibit K-1, executed and delivered by the Borrower, each New Revolving Lender and Term Lender, as the case may be, and the Arranger, with receipt thereof acknowledged by the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 10.15; (5) the Borrower shall make any payments required pursuant to Sections 2.08(c) and 3.05 in connection with the New Revolving Loan Commitments or Term Loan Commitments, as applicable; (6) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower, each other Loan Party and each other Subsidiary of the Borrower that is a party to the Pledge Agreement and/or the Interco Subordination Agreement dated as of the Increased Amount Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party, (a) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such New Commitments, as applicable and, (b) in the case of the Borrower, certifying that, before and after giving effect to such extension, the representations and warranties contained in Article V are true and correct in all material respects on and as of the Increased Amount Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as in all material respects of such earlier date; (7) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent or the Arranger in connection with such New Commitments; (8) the Arranger shall have consented to such New Commitments; and (9) the Administrative Agent shall have consented to such New Commitments, which consent shall not be unreasonably withheld. The Administrative Agent shall distribute an amended Schedule 2.01 (which shall be deemed incorporated into this Agreement), to reflect any changes in Lenders and their Commitment amounts. Any Term Loans made on an Increased Amount Date shall be designated a series (a "Series") of Term Loans for all purposes of this Agreement.

  On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Lenders, and each of the New Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Lenders ratably in accordance with their Revolving Loan Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Loan Commitments, (b) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Loan Commitment and each Loan made thereunder (a "New Revolving Loan") shall be deemed, for all purposes, a Revolving Loan, and (c) each New Revolving Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

  On any Increased Amount Date on which any Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Term Lender of any Series shall make a Loan to the Borrower (a "Term Loan") in an amount equal to its Term Loan Commitment of such Series, and (ii) each Term Lender of any Series shall become a Lender hereunder with respect to the Term Loan Commitment of such Series and the Term Loans of such Series made pursuant thereto.

  The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower's notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Lenders or the Series of Term Loan Commitments and the Term Lenders of such Series, as applicable, and (z) in the case of each notice to any Revolving Lender, the respective interests in such Revolving Lender's Revolving Loans, in each case subject to the assignments contemplated by this Section 2.12.

  The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans. The terms and provisions of the Term Loans and Term Loan Commitments of any Series shall be as set forth herein or in the Joinder Agreement (which shall require the consent of the Administrative Agent, not to be unreasonably withheld). In any event, (i) the weighted average life to maturity of all Term Loans of any Series shall be no shorter than the remaining period before the Maturity Date of the Revolving Loans, and (ii) the rate of interest applicable to the Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement. Each Joinder Agreement entered into in accordance with this Section 2.12 may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Arranger (with the concurrence of the Administrative Agent, not to be unreasonably withheld), to effect the provisions of this Section 2.12.

  This Section 2.12 shall supersede any provisions in Section 10.01 to the contrary.

2.13 Swap Commitments.

  The Borrower may from time to time enter into interest-rate Swap Contracts ("Interest Rate Swaps") with the Lenders or other Persons that are Eligible Assignees (each, a "Swap Counterparty"), subject to the terms and conditions hereof. Prior to entering into an Interest Rate Swap with a Swap Counterparty, the Borrower, such Swap Counterparty and the Administrative Agent shall enter into a Joinder Agreement, substantially in the form of Exhibit K-2, to which there shall be attached an executed copy of an ISDA Master Agreement, including the Schedule thereto and any other documents required to have been delivered thereunder, between the Borrower and the Swap Counterparty that will govern all Interest Rate Swaps between them. Receipt of each Joinder Agreement will be acknowledged by the Administrative Agent and such Joinder Agreement shall be recorded in the Register. Interest Rate Swaps may thereafter be entered into between the Borrower and the Swap Counterparty, which will constitute Loan Documents to the extent provided herein; provided, however, that each Interest Rate Swap (i) shall be only for the purpose of hedging interest-rate risk associated with the Borrower's ACES and Senior Notes, and (ii) shall be entered in the ordinary course of the Borrower's business; provided, further that, on the trade date for each Interest Rate Swap (the "Swap Trade Date"), (1) the aggregate notional amount of all Interest Rate Swaps, including the Interest Rate Swap proposed to be entered into on such date, shall not exceed the aggregate outstanding principal amount of the ACES and the Senior Notes, as certified by the Borrower to the Swap Counterparty (with a copy to the Administrative Agent); (2) no Default or Event of Default shall exist on such date before or after giving effect to such Interest Rate Swap; (3) both before and after giving effect to such Interest Rate Swap, each of the conditions set forth in Section 4.02 shall be satisfied; and (4) the Borrower and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 7.13 as of the last day of the most recently ended fiscal quarter after giving effect to such Interest Rate Swap, as certified by a Responsible Officer of Borrower. The Administrative Agent shall not have any duty or responsibility to monitor the creation of any Interest Rate Swap, and each Swap Counterparty hereby agrees to promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of any such creation and any default, event of default, earlier termination or equivalent event thereunder.

  Each Joinder Agreement entered into in accordance with this Section 2.13 may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.13.

  This Section 2.13 shall supersede any provisions in Section 10.01 to the contrary.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

  Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Loan Document) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, then, subject to Section 3.01(e), (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

  In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

  Subject to Section 3.01(e), if the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

  The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 3.01(d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

  The Borrower will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 3.01(a) or 3.01(c) (in connection with Taxes) to any Lender:

    if the obligation to pay such additional amounts arose solely as a result of such Lender's failure to comply with its obligations under Section 10.15; or

    if, but only to the extent that, at the time such Lender becomes a party to the Agreement such Lender was subject to United States federal withholding taxes on amounts payable pursuant to the terms of this Agreement (except to the extent that such Lender's assignor (if any) was entitled, at the time of the assignment, to receive additional amounts from the Borrower with respect to such Taxes).

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of Dollars in the applicable interbank market, then on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates.

If the Administrative Agent determines in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (i) deposits in Dollars are not being offered to banks in the offshore interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (ii) adequate and reasonable means do not exist for determining the LIBO Base Rate for such LIBO Rate Loan, or (iii) the LIBO Base Rate for such LIBO Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBO Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

  If any Lender determines that as a result of the introduction, effective after the date hereof, of or any change in or in the interpretation of any Law, or such Lender's compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBO Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized, as to LIBO Rate Loans, in the determination of the LIBO Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

  If any Lender determines that the introduction, effective after the date hereof, of any Law regarding capital adequacy or any change, effective after the date hereof, therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

3.05 Compensation for Losses

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

  any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

  any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16, including any loss of anticipated profits, and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

  A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error; provided, however, that the Borrower shall not be liable for any such amount attributable to any period prior to the date 180 days prior to the date that an officer at such Lender responsible for the administration of this Agreement knew or reasonably should have known of such claim for reimbursement or compensation unless the cause of such claim has retroactive effect beyond such 180 days, in which case the Borrower shall be liable. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

  Upon any Lender's making a claim for compensation under Section 3.01 or Section 3.04, the Borrower may remove or replace such Lender in accordance with Section 10.16.

3.07 Survival

. All of the Borrower's obligations under this Article III shall survive termination of the Commitments and payment in full of all the other Obligations.

ARTICLE IV
CONDITIONS PRECEDENT TO EFFECTIVENESS OF
COMMITMENTS AND CREDIT EXTENSIONS

4.01 Conditions of Effectiveness.

The Commitments of each Lender hereunder shall be effective upon satisfaction of the following conditions precedent:

  Unless waived by all the Lenders (or by the Arranger and the Administrative Agent with respect to matters or items specified in clause (v) or (vi) below with respect to which the Borrower has given assurances satisfactory to the Arranger and the Administrative Agent that such items shall be delivered promptly following the Closing Date), the Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Arranger, the Administrative Agent and the Lenders:

    except as otherwise specified in Section 6.15, executed counterparts of this Agreement, the Pledge Agreement, the Guaranty, the Interco Subordination Agreement and the Intercreditor Agreement, in each case, sufficient in number for distribution to the Arranger, the Administrative Agent and the Borrower;

    Notes executed by the Borrower in favor of each Lender requesting such a Note, each in a principal amount equal to such Lender's Commitment;

    [Reserved];

    except as otherwise specified in Section 6.15, evidence satisfactory to the Administrative Agent that the Lien granted to the Collateral Agent for the benefit of the Lenders in the collateral described in the Pledge Agreement is a perfected security interest (except that with respect to the pledge of any Capital Stock of First Tier Foreign Subsidiaries, perfected to the extent that the Uniform Commercial Code in the relevant jurisdiction is applicable) in each case subject to nonconsensual Permitted Liens; and no Lien (other than nonconsensual Permitted Liens) exists on any such collateral described above other than the Lien created in favor of the Collateral Agent, for the benefit of the Lenders, pursuant to the Loan Documents and the Lenders under the 364-Day Credit Agreement;

    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

    such evidence as the Administrative Agent may reasonably require to verify the due organization or formation, good standing and qualification to do business with respect to the Borrower and each other Loan Party;

    a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.01(a)(xi), 4.02(a) and 4.02(b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect, except as disclosed (i) in public filings by the Borrower with the SEC or (ii) in press releases of the Borrower or other public disclosures of the Borrower, in each case publicly filed or publicly released after August 31, 2001 but prior to the date of this Agreement, and (C) that the Borrower's current Debt Ratings by S&P and Moody's are not worse than BB+ and Ba1, respectively;

    opinions of counsel to the Loan Parties covering the matters set forth in the form of Exhibit G-1A and G-1B, and otherwise in form and substance satisfactory to the Arranger and the Administrative Agent;

    evidence that the Borrower has consummated the issuance of at least $500,000,000.00 of fixed rate unsecured debt securities (the "Senior Notes"), on terms reasonably satisfactory to the Arranger;

    a certificate signed by a Responsible Officer of the Borrower certifying as to the financial statements of the Borrower (including notes thereto), which shall consist of (A) the Audited Financial Statements, audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, together with the auditor's report thereon in form and substance satisfactory to the Arranger and the Administrative Agent and (B) unaudited financial statements, including balance sheets and income and cash flow statements, for all interim quarterly periods up to the Closing Date;

    all necessary material governmental and third-party approvals, consents and filings required to be obtained or filed, as applicable, prior to the Closing Date in connection with the financing contemplated pursuant to this Agreement (including the execution and delivery of this Agreement and each other Loan Document, the issuance of the Guaranty and the granting of the Liens on the collateral, in each case, as required hereunder by each Loan Party, the filing of Uniform Commercial Code financing statements with respect to such Liens and the performance of the Loan Parties of their respective Obligations) shall have been obtained or filed, as applicable, and be in full force and effect (and, to the extent requested by the Administrative Agent, the Administrative Agent shall have received true and correct copies of such approvals and consents) and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by this Agreement; and

    such other assurances, certificates, documents, consents or opinions as the Arranger, the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

  Any fees required to be paid on or before the Closing Date shall have been paid, and all reasonable costs, fees, expenses and other compensation contemplated by the Fee Letters, this Agreement or otherwise, payable to the Arranger, the Administrative Agent or any Co-Syndication Agent shall have been paid to the extent due, and as to any such fees which are not paid through the Administrative Agent, the recipient thereof shall have provided written confirmation to the Administrative Agent of receipt thereof.

  Unless waived by the Arranger and the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Arranger and the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute their reasonable estimate of Attorney Costs incurred or to be incurred by their through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Arranger and the Administrative Agent).

(d) The Borrower and its Subsidiaries shall have delivered evidence that no other debt is in existence other than the Loans under the Loan Documents, the loans under the 364-Day Credit Documents and as otherwise permitted under Section 7.03.

(e) All Loans and other Credit Extensions made by the Lenders shall be in full compliance with all applicable requirements of Regulations T, U and X of the FRB.

(f) The Closing Date shall have occurred on or prior to February 28, 2002.

4.02 Conditions to all Credit Extensions.

The obligation of each Lender to make any Credit Extension or honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Loans as the same Type) is subject to the following conditions precedent:

  The representations and warranties of the Borrower contained in Article V, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

  No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

  The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

  The Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent, the Arranger or the Required Lenders reasonably may require.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Loans as the same Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Arranger and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws.

Each Loan Document Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (b)(i), (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Document Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law applicable to such Loan Document Party.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Document Party of this Agreement or any other Loan Document other than those previously obtained and filings and other actions in connection with the Liens on any collateral. All applicable waiting periods in connection with the transactions contemplated by the Loan Documents have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the transactions contemplated by the Loan Documents.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been duly executed and delivered by each Loan Document Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Document Party, enforceable against each Loan Document Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditor's rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.05 Financial Statements; No Material Adverse Effect.

  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes and material commitments in accordance with GAAP consistently applied throughout the period covered thereby.

  The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at November 30, 2001, and the related consolidated statements of income, shareholders' equity and cash flows for the fiscal quarter then ended, (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby (subject to normal year-end adjustments and the absence of notes), except as otherwise expressly noted therein; (B) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness in accordance with GAAP consistently applied throughout the period covered thereby.

  Since the date of the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, except as disclosed (i) in public filings by the Borrower with the SEC or (ii) in press releases of the Borrower or other public disclosures of the Borrower, in each case publicly filed or publicly released after August 31, 2001 but prior to the date of this Agreement.

5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues which (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default.

Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09 Environmental Compliance.

The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance.

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate (after giving affect to customary self-insurance).

5.11 Taxes.

The Borrower and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the Borrower's knowledge, no proposed tax assessment against the Borrower or any Subsidiary would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance.

  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

  There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (or any employee benefit plan that was maintained by the Borrower or any ERISA Affiliate within the prior six years) that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could be reasonably expected to result in a Material Adverse Effect.

  (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries.

  The Borrower has no Subsidiaries as of the date hereof other than those specifically disclosed in Part (a) of Schedule 5.13, and neither the Borrower nor any Subsidiary has any equity investments in any other corporation or entity as of the date hereof other than those specifically disclosed in Part (b) of Schedule 5.13; and

  Schedule 5.13 sets forth as of the date hereof (i) each Subsidiary of the Borrower and identifies its status as either a U.S. Material Subsidiary, a First Tier Foreign Subsidiary, a non-U.S. Subsidiary that is not a First Tier Foreign Subsidiary or a non-Material U.S. Subsidiary, (ii) a list of all issued and outstanding Capital Stock of each such Subsidiary, and (iii) the percentage of such Capital Stock that is owned by the Borrower or any of its U.S. Subsidiaries. All of the issued and outstanding Capital Stock of the Borrower and its Subsidiaries have been duly authorized and are validly issued, fully paid and non-assessable, and, except with respect to non-consensual Permitted Liens, are free and clear of any Liens and other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such Capital Stock), and of any preemptive or other similar rights to subscribe for or to purchase any such Capital Stock. There are no outstanding rights to acquire Capital Stock in any Subsidiary and no additional Capital Stock of any Subsidiary of the Borrower will become issuable to any Person pursuant to any "anti-dilution" provisions of any such issued and outstanding Capital Stock. All Capital Stock of each Subsidiary of the Borrower have been issued and offered in compliance in all material respects with applicable Laws.

5.14 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

  The Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

  None of the Borrower, any Person controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

5.15 Disclosure.

No written statement, information, report, certification, representation, or warranty made by any Loan Document Party or any Responsible Officer of any Loan Document Party in any Loan Document or furnished to the Arranger, the Administrative Agent or any Lender by or on behalf of any Loan Party in connection with any Loan Document (including in any and all disclosure materials furnished by or on behalf of any Loan Document Party or filed with the SEC on forms 10-K, 10-Q or 8-K) contains any untrue statement of a material fact or, taken as a whole, omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that to the extent any such document, information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such document, information, report, financial statement, exhibit or schedule (it being understood that forecasts and projections by their nature involve approximations and uncertainties).

5.16 Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except for such conflicts that could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person, except for any such infringement that could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

5.17 Senior Indebtedness.

The Borrower has taken all actions necessary for the Obligations to constitute "Senior Indebtedness" and "Designated Senior Indebtedness" for the purposes of and as defined in the Subordinated Indenture.

5.18 Security Interest.

The Loan Documents create for the benefit of the Lenders a valid and perfected first-priority security interest in the collateral described in the Pledge Agreement (except that with respect to the pledge of any Capital Stock of First Tier Foreign Subsidiaries, a perfected first-priority security interest to the extent applicable) securing the payment of the Obligations, and all filings and other actions necessary or desirable to perfect or protect such security interest have been duly taken or arrangements therefor satisfactory to the Administrative Agent have been made.

5.19 No Restricted Junior Payments.

Since August 31, 2001, neither the Borrower nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 7.06.

5.20 Solvency.

Each Loan Document Party is, and upon the incurrence of any Obligation by such Loan Document Party on any date on which this representation and warrant is made will be, Solvent.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) shall remain unpaid or unsatisfied, or any Letter of Credit or Interest Rate Swap shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01Financial Statements.

Deliver to the Administrative Agent (and, if delivered electronically, with a courtesy copy to each Lender) in form and detail satisfactory to the Administrative Agent and the Required Lenders:

  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders (the Lenders and the Administrative Agent hereby acknowledge that KPMG LLP is acceptable), which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Required Lenders; and

  as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Sections 6.01(a) and 6.01(b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and 6.01(b) at the times specified therein.

6.02 Certificates; Other Information.

Deliver to the Administrative Agent (and, if delivered electronically, with a courtesy copy to each Lender), in form and detail satisfactory to the Administrative Agent and the Required Lenders:

  concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenants set forth herein (which certificate may be limited to the extent required by accounting rules or guidelines) or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

  concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and (ii) a list of Material Subsidiaries and First Tier Foreign Subsidiaries as of the date of such Compliance Certificate;

  promptly after requested by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

  promptly after the same are available, copies of each annual report, proxy or financial statement or other report or written communication sent to the stockholders generally of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, in each case, other than the exhibits thereto unless otherwise requested by the Administrative Agent or any Lender; and

  promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the request of any Lender, may from time to time request.

Reports required to be delivered pursuant to Sections 6.01(a), 6.01(b) or 6.02(d) (to the extent any such financial statements, reports or proxy statements are included in materials otherwise filed with the SEC) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Borrower posts such reports, or provides a link thereto, either: (i) on the Borrower's website on the Internet at the website address listed on Schedule 10.02; or (ii) when such report is posted electronically on IntraLinks/IntraAgency or other relevant website which the Administrative Agent have access to (whether a commercial, third-party website or whether sponsored by the Administrative Agent), if any, on the Borrower's behalf; provided that: (x) the Borrower shall deliver paper copies of such reports to the Administrative Agent until written request to cease delivering paper copies is given by the Administrative Agent; (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such reports and provide to the Administrative Agent by email electronic versions (i.e. soft copies) of such reports; and (z) in every instance the Borrower shall provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.

6.03 Notices.

Promptly notify the Administrative Agent and each Lender:

  of the occurrence of any Default or Event of Default;

  of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary or (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority;

  of one or more litigation, investigations or proceedings (or adverse development therein) affecting any Loan Party in which the amounts reasonably expected to be paid in the aggregate exceed the Threshold Amount, or in which injunctive relief or similar relief is sought, which relief, if granted, could be reasonably expected to have a Material Adverse Effect;

  of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000.00;

  of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; provided that, the description of any such changes set forth in the Borrower's filings with the SEC, or the notes to any financial statements included therein, when delivered to the Administrative Agent, shall constitute notice sufficient under this subsection (e); and

  of any announcement by Moody's or S&P of any change or possible change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or any other Loan Document that have been breached.

6.04 Payment of Obligations.

Except to the extent the failure of which could not reasonably be expected to have a Material Adverse Effect, pay and discharge as the same shall become due and payable (or within any applicable grace period) all its obligations and liabilities, including (a) material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary and (b) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc.

Except to the extent the failure of which could not reasonably be expected to have a Material Adverse Effect, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, and take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except, pursuant to a transaction permitted by Section 7.05; and (b) preserve or renew all of its registered patents, trademarks, trade names and service marks.

6.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and (b) make all necessary repairs thereto and renewals and replacements thereof, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts and with such deductibles as are customarily carried under similar circumstances by such other Persons (after giving effect to customary self-insurance).

6.08 Compliance with Laws.

Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto, or (ii) the failure to comply therewith could not be reasonably expected to have a Material Adverse Effect.

6.09 Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender (provided that such Person shall be subject to a nondisclosure agreement the terms of which shall be substantially similar to Section 10.08) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding the foregoing, while no Event of Default exists, neither the Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making extracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information or (ii) in respect to which disclosure to the Administrative Agent or any Lender (or designated representative) is then prohibited by Law or any agreement binding on the Borrower or any of its Subsidiaries that was not entered into by the Borrower or any of its Subsidiaries for the purpose of concealing information from the Administrative Agent and the Lenders or evading the provisions of this Agreement.

6.11 Compliance with ERISA.

  Do, and cause each of its ERISA Affiliates to do, each of the following: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) make all required contributions to any Plan subject to Section 412 of the Code.

  Comply, and cause each of its relevant Subsidiaries to comply, in all material respects with all applicable Laws relating to the maintenance or operation of each Foreign Plan, and maintain in full force and effect all material registrations of any Foreign Plans.

6.12 Use of Proceeds.

Use the proceeds of the Credit Extensions for working capital and other general corporate purposes (including to finance acquisitions and to refinance Indebtedness) not in contravention of any Law or of any Loan Document, subject to the limitations set forth in Section 7.12.

6.13 Senior Indebtedness.

The Obligations are hereby designated as "Senior Indebtedness" and "Designated Senior Indebtedness" for the purposes of and as defined in the Subordinated Indenture. The Borrower shall take all additional actions that may be necessary for the Obligations to continue at all times to constitute "Senior Indebtedness" and "Designated Senior Indebtedness" (to the extent applicable) under all Subordinated Indebtedness and otherwise be entitled to all the benefits of any Senior Indebtedness under all Subordinated Indebtedness.

6.14 Covenant to Guarantee Obligations and Give Security.

  If, at any time, any Subsidiary of the Borrower that is not a Loan Party shall be a Material Subsidiary of the Borrower, then, in each case at the Borrower's expense:

    in the case of a U.S. Material Subsidiary, within 45 days of attaining such status, the Borrower shall cause such Subsidiary to duly execute and deliver to the Administrative Agent a guaranty substantially in the form of Exhibit E or a supplement thereto, guaranteeing all of the Obligations under the Loan Documents; provided that U.S. Robotics Corporation shall not be required to execute and deliver any such guaranty so long as it remains subject to restrictions (whether contractual or of a fiduciary nature) against the granting of such guaranty;

    in the case of either a U.S. Material Subsidiary or a First Tier Foreign Subsidiary (subject to Section 6.15(b) in the case of SLR C.V. (as defined therein)), within 60 days of attaining such status (A) the Borrower shall, or shall cause any Subsidiary that is a shareholder of such Material Subsidiary to, as applicable, duly execute and deliver to the Administrative Agent (x) a pledge agreement substantially in the form of Exhibit F or a pledge supplement thereto, and (y) certificates evidencing, in the case of a U.S. Material Subsidiary, all of the issued and outstanding Capital Stock of such Subsidiary owned by the Borrower or any of its Subsidiaries and, in the case of a First Tier Foreign Subsidiary, 65% (or such greater percentage, if applicable, pursuant to the Pledge Agreement) of the issued and outstanding Capital Stock of such Subsidiary owned by the Borrower or any U.S. Subsidiary, which certificates shall be accompanied by undated stock powers duly executed in blank or the equivalent under applicable law, and (B) with respect to any Intercompany Indebtedness of the Loan Parties payable to such Material Subsidiary, (x) the Borrower shall, and shall cause such other Loan Parties and such Material Subsidiary to, execute and deliver an Interco Subordination Agreement or a supplement thereto, provided that neither the Borrower nor any of its Subsidiaries shall be required to comply with the pledge provisions of this clause (ii) with respect to any First Tier Foreign Subsidiary in the event the Administrative Agent determines in its reasonable discretion after consultation with the Borrower and with the concurrence of the Required Lenders that any such pledge is not commercially feasible; and (y) such Material Subsidiary shall be otherwise subject to the limitations and requirements of Section 7.03(g);

    evidence satisfactory to the Administrative Agent that the Lien granted to the Collateral Agent for the benefit of the Lenders in the collateral described in clause (ii) above is a perfected security interest (except that with respect to the pledge of any Capital Stock of any such First Tier Foreign Subsidiary, perfected to the extent applicable), and no Lien exists on any such collateral described above other than the Lien created in favor of the Collateral Agent, for the benefit of the Lenders and the Lenders under the 364-Day Credit Agreement, pursuant to the Loan Documents and non- consensual Permitted Liens; and

    at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, the pledges and guaranties contemplated by this Section 6.14.

  If, at any time after the Closing Date, the status of any Subsidiary of the Borrower shall change so that it no longer meets the definition of "Material Subsidiary" (whether by voluntary liquidation, dissolution, sale or other transaction or occurrence permitted under this Agreement, or as a result of a change in its financial position), upon receipt of a writing signed by a Responsible Officer of the Borrower (i) requesting the release of such Subsidiary from its obligations under the Guaranty and release of such Subsidiary's Capital Stock from the pledge of such Capital Stock under the Pledge Agreement, and certifying that such Subsidiary is no longer a "Material Subsidiary" and no Default or Event of Default is existing or would exist after giving effect to such release and (ii) certifying that concurrently therewith it has caused any pledge or guaranty required by the terms of this Agreement to be delivered in accordance herewith (e.g., the substitution of one First Tier Foreign Subsidiary for another resulting from an internal reorganization permitted under Section 7.05(c)), the Administrative Agent shall (A) release such Subsidiary from its obligations under the Guaranty and (B) request the Collateral Agent to release the shareholder pledgor of such Subsidiary's Capital Stock from the pledge under the Pledge Agreement.

6.15 Post-Closing Items.

(a) Within 90 days (10 days in the case of clauses (d) and (e) below) after the Closing Date the Borrower shall deliver to the Administrative Agent (a) to the extent not delivered prior thereto, such opinions of non-U.S. counsel to the Borrower or its Subsidiaries addressed to the Administrative Agent and the Lenders regarding each of the First Tier Foreign Subsidiaries set forth on Schedule 6.15 hereto, the Capital Stock and Intercompany Indebtedness of which have been pledged pursuant to the Pledge Agreement, with respect to compliance with the laws of organization of any such Subsidiary and such other matters as set forth in Exhibit G- 2, in form and substance satisfactory to the Administrative Agent (provided that the Administrative Agent shall be permitted to accept such variations and modifications to the opinion as to the matters set forth in the form of Exhibit G-2 rendered by non-U.S. legal counsel as it shall determine to be reasonably necessary or appropriate to conform such matters to opinion practice in the jurisdiction of any such non-U.S. counsel); (b) to the extent not delivered prior thereto, certificates evidencing all of the issued and outstanding Capital Stock of each U.S. Material Subsidiary owned by the Borrower or any of its U.S. Subsidiaries and, except to the extent the Administrative Agent determines in its discretion after consultation with the Borrower and with the concurrence of the Required Lenders that such a pledge is not commercially feasible, 65% (or such greater percentage, if applicable, pursuant to the Pledge Agreement) of the issued and outstanding Capital Stock of each First Tier Foreign Subsidiary owned by the Borrower or any of its U.S. Subsidiaries, which certificates shall be accompanied by undated stock powers duly executed in blank; (c) such other evidence of the security interests in the pledged shares of each such U.S. Material Subsidiary and First Tier Foreign Subsidiary and the priority and perfection thereof, as the Administrative Agent shall reasonably request; (d) to the extent not delivered prior thereto, a duly executed pledge agreement substantially in the form of Exhibit F or a duly executed pledge supplement thereto with respect to the pledge of all Intercompany Indebtedness of any Loan Party payable to any non-Material U.S. Subsidiary, and (e) to the extent not delivered prior thereto, a duly executed interco subordination agreement substantially in the form of Exhibit H or a duly executed supplement thereto with respect to all Intercompany Indebtedness of any Loan Party payable to any non-Material U.S. Subsidiary that is required to be subordinated in right of payment to the payment in full of the Obligations.

(b) Anything herein or in any Loan Document to the contrary notwithstanding, until the arrangement referred to in the next sentence is implemented, the Borrower may satisfy its obligation hereunder to pledge the Capital Stock of Solectron Europe Holdings C.V. ("SLR C.V.") by pledging to the Collateral Agent in accordance with the Loan Documents all of the Capital Stock of Solectron Europe Holdings LLC ("SEH") which holds, and whose activities are limited to the holding of an 80% limited partnership interest in SLR C.V.; provided that SEH shall be deemed a Material Subsidiary for purposes of the Pledge Agreement (and shall not be a Guarantor) for so long as it shall hold such interest in SLR C.V. Notwithstanding anything in clause (a) above to the contrary, within 90 days after the Closing Date the Borrower shall enter into an arrangement that, directly or indirectly, pledges to the Collateral Agent Capital Stock of SLR C.V. to the maximum extent allowable without creating material risk, in the Borrower's reasonable discretion, that SLR C.V. will be treated as a pledgor or guarantor of the Obligations hereunder for purposes of Section 956(d) of the Code.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) shall remain unpaid or unsatisfied, or any Letter of Credit or Interest Rate Swap shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens.

Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively "Permitted Liens"):

  Liens pursuant to any Loan Document or the 364-Day Credit Documents;

  Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b) except that Liens on cash securing Synthetic Lease Obligations shall be governed by Section 7.01(t);

  Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

  carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person;

  pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

  deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money;

  easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

  Liens securing judgments for the payment of money in an aggregate amount not in excess of the Threshold Amount (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 30 consecutive days during which execution is not effectively stayed;

  Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness or any one or more successive refinancings thereof (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) and (ii) the Indebtedness secured thereby does not exceed the cost or Fair Market Value, whichever is lower, of the property being acquired as measured on the date of acquisition;

  Liens securing claims of any Special Purpose Subsidiary against any other Subsidiary and sales or assignments of accounts receivable and related assets, property or rights or interests therein (the "Receivables") by any Subsidiary to a Special Purpose Subsidiary and by any Special Purpose Subsidiary, in each case, subject to the limitations under Section 7.05(f);

  Liens on assets (including real estate) acquired in Permitted Acquisitions after the date of this Agreement; provided, however, that (i) such Liens existed at the time of the Permitted Acquisition and were not created in anticipation thereof, (ii) any such Lien does not by its terms cover any assets (other than after acquired property or proceeds) after the time of the Permitted Acquisition which were not covered immediately prior thereto, and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness secured thereby immediately prior to the time of the Permitted Acquisition, provided that Liens in respect of accounts receivable covered by this clause (k), together with all accounts receivable permitted to be sold or otherwise transferred under Section 7.05(f) or secured under Sections 7.01(b), 7.01(c), or 7.01(j), shall not exceed at any one time 30% of all accounts receivable of the Borrower and its Subsidiaries on a Consolidated basis;

  Liens in favor of any Loan Party on all or part of the assets of any Subsidiary of the Borrower securing Indebtedness owing by such Subsidiary of the Borrower to any Loan Party, subject to the limitations and requirements under Section 7.03(g);

  Liens arising by virtue of any contractual, statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or the relevant Subsidiary in excess of those set forth by the regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution with respect to otherwise unrelated obligations of the Borrower or any such Subsidiary to such depository institution;

  Liens consisting of pledges of cash collateral or government securities to secure Swap Contracts on a mark-to-market basis only, provided that the aggregate value of such collateral so pledged by the Borrower and its Subsidiaries does not at any time exceed $50,000,000.00 in the aggregate;

  Leases or subleases and licenses or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business operations of the Borrower or any applicable Subsidiary;

  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  Liens on insurance proceeds securing the payment of financed insurance premiums;

  customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness permitted by Section 7.03 is issued;

  [Reserved];

  Liens consisting of pledges of cash collateral to secure (i) Synthetic Lease Obligations in existence on the Closing Date and any refinancings or extensions thereof (provided that the principal amount of any Synthetic Lease Obligations so refinanced or extended does not increase, and the amount of cash collateral therefor is not increased), or (ii) Indebtedness of any non-U.S. Subsidiary solely for the purpose of repatriating, on a tax-efficient basis, cash held by any non-U.S. Subsidiary out of the applicable foreign jurisdiction for the benefit of any Loan Party; and

  additional Liens securing Indebtedness in an amount (measured as the lesser of (i) the Fair Market Value of assets subject to such Liens and (ii) the amount of Indebtedness so secured) at any one time not exceeding 2% of Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the immediately preceding fiscal quarter;

provided that, notwithstanding any of Sections 7.01(a) through 7.01(u), in no event shall the Borrower or any Subsidiary of the Borrower create, incur, assume or suffer to exist any Lien (other than non-consensual Permitted Liens) upon (i) any collateral under the Pledge Agreement or upon any Capital Stock of any Material Subsidiary owned by a Loan Party, except in accordance with Section 7.01(a) or (ii) any Receivables, except pursuant to Sections 7.01(a), 7.01(b), 7.01(c), 7.01(j) or 7.01(k).

7.02 Investments.

Make any Investments, except:

  Investments that are existing on the date hereof and described in Schedule 7.02;

  Investments held by the Borrower or any Subsidiary in the form of cash equivalents or short-term marketable securities in accordance with the Borrower's investment policy as from time to time in effect;

  advances to officers, directors and employees of the Borrower and its Subsidiaries at any time outstanding in an aggregate amount not to exceed $10,000,000.00, for travel, entertainment, relocation and other ordinary business purposes;

  (i) Investments of any Loan Party in any U.S. Subsidiary (other than U.S. Robotics Corporation or its Subsidiaries so long as U.S. Robotics Corporation is not a Guarantor), or Investments of any Subsidiary in any Loan Party or another U.S. Subsidiary (other than U.S. Robotics Corporation or its Subsidiaries so long as U.S. Robotics Corporation is not a Guarantor), provided that with respect to such Investments in the form of Intercompany Indebtedness, subject to the limitations and requirements under Section 7.03(g), (ii) Investments in the form of Intercompany Indebtedness of any Loan Party in U.S. Robotics Corporation or its Subsidiaries, or in any non-U.S. Subsidiary, subject to the limitations and requirements under Section 7.03(g) (provided that this clause (ii) shall apply to U.S. Robotics Corporation and its Subsidiaries only so long as U.S. Robotics Corporation is not a Guarantor) and (iv) Investments of any non-U.S. Subsidiary in any other non-U.S. Subsidiary;

  Investments consisting of extensions of credit in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

  Guaranty Obligations permitted by Section 7.03;

  Investments permitted by Section 7.04;

  Capital Expenditures permitted by Section 7.10;

  Investments to consummate Permitted Acquisitions (and Investments of such acquired Person, which Investments existed at the time of such acquisition and were not created in contemplation of such event);

  Investments constituting Swap Contracts or payments or advances under Swap Contracts permitted under Section 7.03(d);

  Investments accepted in connection with Dispositions permitted by Section 7.05;

  Investments acquired by the Borrower or any of its Subsidiaries (i) in exchange for any other Investment held by the Borrower or such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such Investment, or (ii) as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  Investments (or that portion of any Investment) made (i) solely with Capital Stock of the Borrower, or (ii) with up to 50% of the cash proceeds from the contemporaneous sale of Capital Stock of the Borrower; and

  Investments at any time outstanding not exceeding in the aggregate 7.5% of Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the immediately preceding fiscal quarter during the term of this Agreement.

7.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

  Indebtedness under (i) the Loan Documents (other than Indebtedness with respect to any Interest Rate Swap) and (ii) the 364- Day Credit Documents;

  Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals, amendments or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

  Guaranty Obligations of (i) any Subsidiary of the Borrower in respect of Indebtedness permitted hereunder of the Borrower (other than Indebtedness under the Senior Notes, the ACES, Convertible Notes and the LYONs), (ii) the Borrower or any of its Subsidiaries in respect of Indebtedness permitted hereunder of any Loan Party, or (iii) any non-U.S. Subsidiary of the Borrower in respect of Indebtedness permitted hereunder of any other non-U.S. Subsidiary of the Borrower;

  obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a "market view;" (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party and (iii) at any time, the aggregate Swap Termination Value which would be owed by the Borrower and its Subsidiaries in the event of a Termination Event under all such Swap Contracts does not exceed $75,000,000.00;

  Indebtedness in respect of capital leases, Synthetic Lease Obligations, purchase money obligations and other obligations, the proceeds of which are used to acquire or construct fixed or capital assets or improvements with respect thereto within the limitations set forth in Section 7.01(i) or any refinancings, refundings, renewals, amendments or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder; provided further, that the aggregate amount of such Indebtedness at any one time outstanding in reliance on this Section 7.03(e) shall not exceed 5% of Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the immediately preceding fiscal quarter;

  Indebtedness of any Special Purpose Subsidiary or Indebtedness of any other Subsidiary incurred by such Subsidiary in connection with the incurrence of Indebtedness by any Special Purpose Subsidiary, in each case, subject to the limitations under Section 7.05(f);

  (i) Intercompany Indebtedness of any Loan Party payable to the Borrower or any of its Subsidiaries or Intercompany Indebtedness of any Subsidiary of the Borrower payable to any Loan Party, provided that, simultaneously with the incurrence of such loan (or in the case of any Subsidiary that is not a U.S. Material Subsidiary, within 10 days after the incurrence thereof), the Borrower shall cause (A) all such Intercompany Indebtedness to be subject to a perfected Lien pursuant to the Pledge Agreement (other than any Intercompany Indebtedness payable to a non-U.S. Subsidiary of the Borrower), and (B) all such Intercompany Indebtedness of any Loan Party to be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Interco Subordination Agreement; provided further, that no such Intercompany Indebtedness shall be evidenced by any note or other instrument unless such note is in the form of Exhibit I and the payee thereunder shall immediately endorse and deliver the same to the Collateral Agent; (ii) Indebtedness of any non-U.S. Subsidiary payable to any other non-U.S. Subsidiary; and (iii) Indebtedness of any non-Material Subsidiary payable to any other non-Material Subsidiary;

  Indebtedness consisting of guarantees (and other credit support) of the obligations of vendors and suppliers of the Borrower or its Subsidiaries (other than with respect to guarantees of the obligations of vendors and suppliers of U.S. Robotics Corporation and its Subsidiaries so long as U.S. Robotics Corporation is not a Guarantor) in respect of transactions entered into in the ordinary course of business; provided that the aggregate principal amount of the Indebtedness in respect of which such guarantees (and other credit support) are provided shall not exceed at any time $10,000,000.00;

  Indebtedness of any non-U.S. Subsidiary entered into to facilitate repatriation of blocked cash, the proceeds of which are disbursed to a Loan Party;

  Subordinated Indebtedness at any time outstanding in an aggregate amount not exceeding 2% of Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the immediately preceding fiscal quarter; and

  additional Indebtedness (other than Guaranty Obligations in respect of the Senior Notes, the ACES, the LYONs and Convertible Notes) at any time outstanding in reliance on this Section 7.03(k) in an aggregate amount not exceeding 5% of Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the immediately preceding fiscal quarter.

7.04 Fundamental Changes.

Merge, consolidate with or into, or convey, transfer lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

  any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving corporation;

  any Person may merge into or consolidate with any Subsidiary in a transaction in which the surviving entity is a Subsidiary, provided that if such Subsidiary is a Loan Party, the Loan Party shall be the surviving entity;

  the Borrower and the Subsidiaries may make Permitted Acquisitions; and

  any Disposition permitted under Section 7.05.

7.05 Dispositions.

Make any Disposition or enter into any agreement to make any Disposition, except:

  any Subsidiary may Dispose of any of its property (upon voluntary liquidation or otherwise) to any other Subsidiary for Fair Market Value in cash or other tangible assets;

  any Subsidiary may Dispose of any of its property (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party, and the Borrower may Dispose of any of its assets to any Loan Party;

  the Capital Stock of any Subsidiary that is not a Loan Party or is a First Tier Foreign Subsidiary may be Disposed of to the Borrower or any other Subsidiary to facilitate internal reorganizations, provided that any such reorganization shall not be materially adverse to the interest of the Lenders;

  the Borrower and its Subsidiaries may Dispose of equipment or real property other than in the ordinary course of business to the extent that such property is exchanged for credit against the purchase price of similar property, plant or equipment used or useful in a permitted business or the proceeds of such disposition are reasonably promptly applied to the purchase price of such property, plant or equipment used or useful in a permitted business;

  any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and any distribution or other transfer of assets in connection with such liquidation or dissolution is made to the Borrower or another Subsidiary in an amount consistent with such person's ownership percentage of the Subsidiary being dissolved or liquidated;

  the Borrower and/or any of the Subsidiaries may sell or otherwise transfer their Receivables and undivided interests therein to any Special Purpose Subsidiary and/or any Special Purpose Subsidiary may sell or otherwise transfer such Receivables and undivided interests therein, provided that at no time shall any accounts receivable permitted to be sold or otherwise transferred hereunder or secured under Sections 7.01(b), 7.01(c), 7.01(j) or 7.01(k) exceed at any one time 30% of all accounts receivable of the Borrower and its Subsidiaries on a consolidated basis;

  the Borrower and the Subsidiaries may make Dispositions of obsolete, worn out or surplus property or property that is no longer used or useful in the business of the Borrower or its Subsidiaries;

  the Borrower and its Subsidiaries may enter into non- exclusive licenses of IP Rights;

  the Borrower and its Subsidiaries may (i) make any Disposition in any transaction in the ordinary course of business, (ii) make Investments permitted under Section 7.02(d), (iii) make capital expenditures permitted under Section 7.10, (iv) make Restricted Junior Payments permitted under Section 7.06, (iv) incur or repay Indebtedness permitted under Section 7.03, and (v) incur Liens permitted under Section 7.01; and

  the Borrower and each Subsidiary may make Dispositions not otherwise permitted hereunder; provided that (i) such Disposition is for Fair Market Value, (ii) at the time of any disposition and after giving effect thereto, no Default or no Event of Default shall exist or shall result from such Disposition, and (iii) the Net Disposition Proceeds from such all Dispositions by the Borrower and its Subsidiaries, together, shall not exceed in any fiscal year 5% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the fiscal quarter immediately preceding the date of determination.

7.06 Restricted Junior Payments.

Declare, pay, make or set apart, or agree to declare, pay, make or set apart, any sum for any Restricted Junior Payment, except that the Borrower and its Subsidiaries may make regularly scheduled payments in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent not prohibited by, and subject to the subordination provisions pursuant to which such Subordinated Indebtedness was issued and, if applicable, pursuant to the Interco Subordination Agreement;

  each Subsidiary may make any Restricted Junior Payments to the Borrower and to Subsidiaries and, so long as no Default or Event of Default shall have occurred and be continuing in the case of a Restricted Junior Payment by a non-wholly-owned Subsidiary, to the Borrower, any other Subsidiary and to other owners of Capital Stock of such Subsidiary on a pro rata basis based on their relative ownership interests;

  (i) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person, and (ii) Solectron Global Services Canada Inc. or 3942163 Canada Inc. may declare and pay dividends or make distributions with respect to its non-voting exchangeable shares as required by the instruments currently in effect governing the terms of such shares; provided that, any such dividend or distribution that is not in the form of such non-voting exchangeable Shares shall be deemed a dividend or distribution made by the Borrower for purposes of Section 7.06(f), and the Borrower must have sufficient availability under such subclause to permit the dividend or distribution;

  the Borrower and each Subsidiary may (i) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares or prepay Subordinated Indebtedness with the proceeds received from the substantially concurrent issue of new shares of its common stock or (ii) prepay Subordinated Indebtedness with the proceeds received from the substantially concurrent issue of new Subordinated Indebtedness, provided that, in each case, no Default or Event of Default has occurred and is continuing;

  the Borrower and its Subsidiaries may make payments or distributions to dissenting stockholders pursuant to applicable law pursuant to or in connection with a Permitted Acquisition;

  the Borrower may make Restricted Junior Payments up to an amount equal to (i) $50,000,000.00, plus (ii) 50% of Consolidated Net Income of the Borrower and its Subsidiaries for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Borrower's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Junior Payment (or if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) and computed on a cumulative basis with other such transactions under this Section 7.06(f) by the Borrower since that date; provided, that, immediately after giving effect to such proposed action, no Default or Event of Default would exist; and

  the Borrower may make (i) any payment on or with respect to, or repurchase, redeem, defease or acquire or retire for value, any Convertible Notes of the Borrower in connection with an optional redemption of such Convertible Notes pursuant to the terms thereof, provided that the current market price per share of the Borrower's common stock (calculated based upon the average closing price as reported on the New York Stock Exchange (or other national securities exchange on which such common stock is listed ) for the 30-trading day period immediately preceding the date any notice of redemption is sent or published) into which such Convertible Notes is convertible equals or exceeds 150% of the conversion price in effect for such Convertible Notes on the date of such notice, and (ii) any payment of cash in lieu of any fractional shares deliverable upon conversion of any such Convertible Notes in compliance with the terms of the instruments governing such Convertible Notes; provided that, in each case, any amounts paid in cash pursuant to this subsection will reduce the amount available for Restricted Junior Payments under Section 7.06(f).

Upon the receipt by the Administrative Agent of a notice confirming the Investment Grade Ratings of the Borrower, this Section 7.06 shall be terminated and be of no further force or effect.

7.07 ERISA.

At any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; (c) amend, adopt or terminate any Plan of such action could be reasonably expected to have a Material Adverse Effect; or (d) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), which, with respect to each event listed above, could be reasonably expected to have a Material Adverse Effect.

7.08 Change in Nature of Business; Fiscal Year End.

(a) Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto or reasonable extensions thereof, or (b) change its fiscal year end from August 31.

7.09 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or any Subsidiary as would reasonably be expected to be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its Subsidiaries (other than U.S. Robotics Corporation and its Subsidiaries so long as U.S. Robotics Corporation is not a Guarantor) or between and among any Subsidiaries (other than U.S. Robotics Corporation and its Subsidiaries so long as U.S. Robotics Corporation is not a Guarantor).

7.10 Capital Expenditures.

Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations, Permitted Acquisitions, and acquisitions of assets as a result of the termination of Synthetic Lease Obligations), except for capital expenditures not exceeding, in the aggregate for the Borrower and it Subsidiaries for any consecutive four-quarter period beginning on December 1, 2001, and each four-quarter period beginning on each December 1 thereafter an amount equal to $600,000,000.00; provided, however, that so long as no Default or Event of Default has occurred and is continuing or would result from such expenditure, (a) 50% of any such amount, if not expended in the four-quarter period for which it is permitted above, may be carried over for expenditure in the next following four-quarter period, and (b) upon the receipt by the Administrative Agent of a notice confirming the Investment Grade Ratings of the Borrower, this Section 7.10 shall be terminated and be of no further force and effect.

7.11 Burdensome Agreements.

Except to the extent included as of the Closing Date in the provisions of any Contractual Obligation listed in Schedule 7.11, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary if any such prohibition, restriction or condition is materially more burdensome to any Loan Party than any similar prohibition, restriction or condition contained in this Agreement or any other Loan Document; provided that the foregoing shall not apply to:

  restrictions and conditions imposed by law, by this Agreement or the other Loan Documents or the 364-Day Credit Documents;

  any Special Purpose Subsidiary or any agreement or other arrangement entered into by the Borrower or any of the Subsidiaries incidental to a transaction involving a Special Purpose Subsidiary which transaction is otherwise permitted under the terms of this Agreement;

  restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be);

  restrictions in agreements evidencing Indebtedness (A) permitted by Section 7.03(e) that impose restrictions on the property so acquired and (B) secured by cash collateral in compliance with Section 7.01 that imposes restrictions on any cash collateral therefor;

  restrictions on property to be transferred or optioned that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement;

  restrictions and conditions applicable to any Subsidiary acquired after the date hereof if such restrictions and conditions existed at the time such Subsidiary was acquired, were not created in anticipation of such acquisition, and applying solely to such acquired Subsidiary;

  restrictions contained in any working capital facility entered into by a Subsidiary organized under the laws of any foreign country and applying solely to such Subsidiary; provided that the aggregate Fair Market Value of assets subject to any such facilities shall not at any time exceed 2% of Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the immediately preceding fiscal quarter; and

  restrictions in agreements entered into in connection with the incurrence of Permitted Liens, to the extent they condition, prohibit or limit the ability of the Collateral Agent or the Lenders from obtaining a lien on the property, rights and assets subject to such Permitted Lien.

In no event shall any agreement or other arrangement (except as permitted under Sections 7.11(a) through 7.11(h)) restrict the ability of the Borrower or any of its Subsidiaries to grant Liens in favor of the Lenders under the Loan Documents or the lenders under the 364- Day Credit Documents.

7.12 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (a) purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the FRB, or (b) finance any Unfriendly Acquisition.

7.13 Financial Covenants.

  Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth as of the end of any fiscal quarter of the Borrower to be less than the sum of (i) $2,400,000,000.00, (ii) an amount equal to 50% of the Consolidated Net Income earned in each fiscal quarter ending after the date of this Agreement (with no deduction for a net loss in any such fiscal quarter), and (iii) an amount equal to 50% of the aggregate increases in Shareholders' Equity of the Borrower and its Subsidiaries after the date hereof by reason of the issuance and sale of Capital Stock of the Borrower (including upon any conversion of debt securities of the Borrower into such Capital Stock).

  Cash Interest Coverage Ratio. Permit the Cash Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 4.0 to 1.0.

  Consolidated Indebtedness to Capitalization Ratio. Permit the Consolidated Indebtedness to Capitalization Ratio as of the end of any fiscal quarter of the Borrower to be greater than 0.5 to 1.0.

With respect to any period during which a Permitted Acquisition or an asset sale has occurred (each, a "Subject Transaction"), for purposes of determining compliance with the financial covenants set forth in this Section 7.13, Consolidated EBITDA and the components of Consolidated Cash Interest Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a Subject Transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S- X promulgated under the Securities Act of 1933, as amended from time to time, and any successor statute, and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower) using the historical audited, if available, financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

7.14 LYONS.

Voluntarily redeem for cash any LYONs, or voluntarily acquire for cash any LYONs from holders thereof, in part or in whole, unless immediately before and after giving effect to such proposed actions unrestricted cash, cash equivalents and short-term Investments of the Borrower (determined on a consolidated basis) plus unused amounts under the Commitments hereunder and commitments under the 364-Day Credit Agreement exceed $750,000,000.00, and immediately before and after giving effect to such proposed actions, no Default or Event of Default would exist. Upon the receipt by the Administrative Agent of a notice confirming the Investment Grade Ratings of the Borrower, this Section 7.14 shall be terminated and be of no further force or effect.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default:

  Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment, facility, utilization or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

  Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05 or 6.12 or Article VII; or

  Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Sections 8.01(a) or 8.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

  Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect in any material aspect when made or deemed made; or

  Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of one or more items of Indebtedness or Guaranty Obligations (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under one or more combined or syndicated credit arrangements) of more than $25,000,000.00, and such failure continues beyond the applicable grace period specified in the agreement or instrument relating to such Indebtedness or Guaranty Obligations, or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guaranty Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having a principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000.00, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under one or more Swap Contracts an Early Termination Date (as defined in such Swap Contracts) resulting from (A) any event of default under such Swap Contracts as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contracts), or (B) any Termination Event (as so defined) under such Swap Contracts as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in any event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $25,000,000.00 in the aggregate; or

  Insolvency Proceedings, Etc. The Borrower or any of its Subsidiaries (other than an Insignificant Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to the Borrower or any of its Subsidiaries or to all or any part of its property is instituted without the consent of the Borrower or any of its Subsidiaries and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

  Inability to Pay Debts; Attachment. (i) The Borrower or any of its Subsidiaries (other than an Insignificant Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

  Judgments. There is entered against the Borrower or any Subsidiary (other than an Insignificant Subsidiary) (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any non- monetary final judgments that have, or would reasonably be expected to have, taken as a whole a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

  ERISA. (i) With respect to any Plan that has any Unfunded Pension Liability, the occurrence of either (A) the filing of a notice of intent to terminate, the treatment of any Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate any Pension Plan or Multiemployer Plan; or (B) any event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (ii) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount; or (iii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

  Failure by any Guarantor to Perform Covenants; Invalidity of Guaranty. Any Guarantor shall fail to perform or observe any term, covenant or agreement contained in the Guaranty on its part to be performed or observed, or any default shall occur under the Guaranty, and any such failure or default shall continue after the applicable grace period, if any, specified in the Guaranty as of the date of such failure, or any defined "Event of Default" as defined in the Guaranty shall have occurred and is continuing; or the Guaranty shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (except as expressly permitted hereunder), or any Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or

  Impairment of Security, etc. Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party thereto; any Loan Party or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or, except as permitted under any Loan Document, any Lien securing any Obligation shall, in whole or in part, ceases to be a perfected first priority Lien (except that with respect to the pledge of any Capital Stock of First Tier Foreign Subsidiaries, perfected first priority Lien to the extent applicable); or

  Change of Control. There occurs, with respect to the Borrower, any Change of Control; or there shall occur, with respect to any other Indebtedness of the Borrower in excess of $25,000,000.00, any "change of control" thereunder.

8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:

  declare the commitment of each Lender to make Loans and any obligation of an L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document (including any Interest Rate Swap or Joinder Agreement) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

  require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

  exercise on behalf of itself, the Lenders and any Swap Counterparties all rights and remedies available to it and such parties under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

ARTICLE IX
AGENTS

9.01 Appointment and Authorization of Agents.

  Each Lender hereby irrevocably (subject to Section 9.09) appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall such Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

  The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Revolving Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Article IX included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

9.02 Delegation of Duties.

Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Each Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Agent-Related Persons.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04 Reliance by Agent-Related Persons.

  Each Agent-Related Person shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent-Related Person. Each Agent-Related Person shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent-Related Person shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, each Agent-Related Person shall, and in all other instances, such Agent-Related Person may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

  For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by any Agent- Related Person to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.05 Notice of Default.

No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default; except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Agent-Related Persons.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent-Related Person hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Agent-Related Persons that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Agent-Related Persons.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have been caused primarily by such Person's own gross negligence or willful misconduct; provided further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. Without limitation of the foregoing, each Lender shall reimburse the Arranger and the Administrative Agent upon demand for their ratable share of any costs or out-of-pocket expenses (including Attorney Costs and costs and expenses in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with this Agreement) incurred by the Arranger and the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Arranger and the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 9.07 shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

9.08 Each Agent in its Individual Capacity.

Each Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though such Agent were not an Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent and the terms "Lender" and "Lenders" include each Agent in its individual capacity.

9.09 Successor Administrative Agent and Collateral Agent.

  The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders and the Administrative Agent may be removed at any time with or without cause by a written notice delivered to the Borrower, and the Administrative Agent and signed by the Required Lenders. If the Administrative Agent resigns or is removed under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation or removal of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's delivery of a notice of resignation or receipt of a notice of removal from the Required Lenders, the retiring Administrative Agent's resignation or removal shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

  The Collateral Agent may resign from the performance of all its functions and duties under the Intercreditor Agreement, the Interco Subordination Agreement and the Pledge Agreement and any other Loan Document (collectively, the "Collateral Agreements") at any time by giving 30 days' prior written notice to the Borrower, each other pledgor under the Pledge Agreement and the Lenders, and the Collateral Agent may be removed at any time with or without cause by a written notice delivered to the Borrower and the Collateral Agent and signed by the Required Lenders. Upon any such notice of resignation or removal, the Required Lenders shall appoint from among the Lenders a successor collateral agent which successor collateral agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default. If a successor collateral agent shall not have been so appointed by the date which is 30 days following a retiring Collateral Agent's notice of resignation or removal, the Collateral Agent shall then appoint a successor Collateral Agent from among the Lenders and who shall serve as Collateral Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Collateral Agent as provided above. Upon the acceptance of its appointment as successor Collateral Agent, the Person acting as such successor Collateral Agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term "Collateral Agent" shall mean such successor Collateral Agent and the retiring Collateral Agent's appointment, powers and duties as Collateral Agent shall be terminated. If no successor Collateral Agent has accepted appointment as Collateral Agent by the date which is 45 days following a retiring Collateral Agent's notice of resignation or a receipt of a notice of removal from the Required Lenders, the retiring Collateral Agent's resignation or removal shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. The retiring or removed Collateral Agent under the Collateral Agreements shall promptly (i) transfer to such successor collateral agent all sums, securities and other items of collateral described therein, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor collateral agent under the Collateral Agreements, and (ii) execute and deliver to such successor collateral agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor collateral agent of any security interests created thereunder. After any retiring or removed Collateral Agent's resignation or removal hereunder as the collateral agent, the provisions of the Collateral Agreements shall inure to its benefit as to any actions taken or omitted to be taken by it under the Collateral Agreements while it was the Collateral Agent thereunder.

9.10 Other Agents.

None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "co-syndication agent," "documentation agent," "lead arranger" or "book runner" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those expressly set forth herein or otherwise applicable to all Lenders as such. Without limiting the foregoing, (i) any Agent (other than the Administrative Agent) may at any time resign as an Agent hereunder, and thereafter any provision herein requiring the consent or approval of such Agent shall instead be deemed to refer to the consent or approval of the Administrative Agent, provided that the Administrative Agent in its sole discretion affirmatively agrees to administer such consents and approvals, and if it shall not so administer such consents and approvals, any such decision shall be deemed to refer to the Required Lenders, and (ii) none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

9.11 Agents Under Other Loan Documents.

  Each Lender hereby authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, to be the agent for and representative of the Lenders with respect to, and to enter into, or appoint and authorize the Collateral Agent to enter into, all other Loan Documents, as applicable, including the Guaranty, the Pledge Agreement, the Intercreditor Agreement and the Interco Subordination Agreement. The Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the Collateral Agent to take any action, with respect to any collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon any collateral granted pursuant to any Loan Document. Subject to Section 10.01, without further written consent or authorization from the Lenders, the Administrative Agent or the appointed Collateral Agent may execute any documents or instruments necessary to (i) release any Lien encumbering the Capital Stock of any Subsidiary (and any Intercompany Note evidencing indebtedness of such Subsidiary payable to any Loan Party) that is the subject of a sale or other disposition permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented, or (ii) release any Guarantor from the Guaranty that is the subject of a sale or other disposition permitted hereby or to which the Lenders have given their consent under Section 10.01.

  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that no Lender shall have any right individually to realize upon any of the collateral under the Pledge Agreement or any supplement thereto or to enforce the Guaranty or the Interco Subordination Agreement, as applicable, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent.

ARTICLE X
MISCELLANEOUS

10.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower, and acknowledged by the Administrative Agent, do any of the following:

  postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, except to the extent permitted under Section 2.12;

  reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the flush paragraph below) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate;

  change the Pro Rata Share of any Lender (except for any such change resulting from Sections 2.12 or 3.06(b));

  amend this Section 10.01 or any provision herein providing for consent or other action by all the Lenders;

  release all or substantially all of the collateral under any Loan Document or all or substantially all of the Guarantors from the Guaranty;

  amend the definition of Required Lenders;

  extend or increase the Revolving Commitment or Term Loan Commitment of any Lender (or reinstate any Revolving Commitment or Term Loan Commitment that has been terminated pursuant to Section 8.02), except for any such increase made in accordance with Section 2.12; or

  change, as applicable, the percentage of the Aggregate Revolving Commitments or the Term Loan Commitments or of the aggregate unpaid principal amount of the Revolving Loans and L/C Obligations or Term Loans which is required for the Revolving Lenders or the Term Lenders or any of them to take any action hereunder;

and, provided further that, notwithstanding any provision above, (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Required Lenders, each directly-affected Lender, or all the Lenders, as the case may be, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders, each directly- affected Lender or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iv) no amendment, waiver or consent shall amend the definition of "Required Class Lenders" without the consent of the Required Class Lenders of each Class, or alter the required applications of any repayments or prepayments as between Classes pursuant to Sections 2.04, 2.05 or the Intercreditor Agreement, or the applicable Joinder Agreement without the consent of the Required Class Lenders of each Class that is being allocated a lesser repayment or prepayment as a result thereof. Notwithstanding anything to the contrary herein, any Lender that has failed to fund any portion of any Credit Extension required to be funded by it hereunder shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Lender may not be increased (except for any such increase resulting from Sections 2.12, or 3.06(b)) without the consent of such Lender.

10.02 Notices and Other Communications; Facsimile Copies.

  General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to Section 10.02(c)) electronic mail address specified for notices on Schedule 10.02; or, in the case of the Borrower, any Agent or L/C Issuer, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, such Agent and the L/C Issuer. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided, however, that notices and other communications to the Administrative Agent and the L/C Issuer pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder. Notice information for any Term Lender or any Swap Counterparty shall be set forth in the applicable Joinder Agreement(s).

  Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

  Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

  Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Arranger or the Administrative Agent may be recorded by the Arranger or the Administrative Agent, as applicable, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies.

No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04 Attorney Costs, Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse each Agent-Related Person for all costs and expenses incurred in connection with the development, preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and costs and expenses in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with this Agreement; and (b) to pay or reimburse each Agent-Related Person and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include (i) all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, (ii) other out-of-pocket expenses incurred by each Agent-Related Person, (iii) the cost of independent public accountants and other outside experts retained by each Agent-Related Person or any Lender, (iv) all other the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Administrative Agent, for the benefit of Lenders pursuant hereto, including reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of such collateral or the Liens created pursuant to the Loan Documents, and (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by the Administrative Agent and its counsel) in connection with the custody or preservation of any of the collateral described in the Loan Documents. The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all other Obligations.

10.05 Indemnification by the Borrower.

Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Loan Party, any Affiliate of any Loan Party or any of their respective officers or directors; (b) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Credit Extension, or the relationship of any Loan Party, any Agent and the Lenders under this Agreement or any other Loan Document; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) any and all liabilities (including liabilities under indemnities), losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for any claim to the extent that such claim is determined in a final, nonappealable judgment by a court of competent jurisdiction to have been caused primarily by such Indemnitee's own gross negligence or willful misconduct. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks, Inc. or other similar information transmission systems in connection with this Agreement. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Loan Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument or transaction contemplated hereby. The agreements in this Section 10.05 shall survive the termination of the Commitments and repayment of all other Obligations.

10.06 Marshalling; Payments Set Aside.

No Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the any Agent or Lenders (or to any Agent, on behalf of the Lenders), or any Agent or the Lenders enforce any security interests or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, (a) the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or paid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07 Successors and Assigns.

  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

  Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000.00, unless each of the Administrative Agent and, so long as no Event of Default or Default has occurred and is continuing, the Borrower otherwise consents in writing (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Revolving Loans or the Revolving Commitments assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations with respect to any Series of Term Loans on a non-pro rata basis, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.00. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.07, 10.04 and 10.05). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

  Subject to the terms and conditions of this Section 10.07, as of the "Effective Date" specified in the applicable Assignment and Acceptance: (i) the assignee thereunder shall have the rights and obligations of a "Lender" hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance and shall thereafter be a party hereto and a "Lender" for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights which survive the termination hereof under Section 10.13) and be released from its obligations hereunder (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Loan Documents to the contrary notwithstanding, (y) the L/C Issuer shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder, and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Loan Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon the Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

  Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including such Lender's participations in L/C Obligations) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest (except in connection with a waiver of applicable post-default increase in interest rates), fees or other amounts payable to such Participant, or (iii) release all or substantially all of the Guarantors from the Guaranty or release all or substantially all of the collateral described in the Loan Documents (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof). Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender.

  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

  If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.07(b)), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

  As used herein, the following terms have the following meanings:

  "Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural Person or the Borrower) approved by (i) the Administrative Agent and (ii) unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed).

  "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

  "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

  Notwithstanding anything to the contrary contained herein, if at any time the L/C Issuer assigns all of its Commitment and Loans pursuant to Section 10.07(b), the L/C Issuer may upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer. In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the L/C Issuer. The L/C Issuer shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

10.08 Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08, or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. In addition, each of the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, "Information" means all information received from the Loan Parties relating to the Loan Parties or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Loan Parties; provided that, in the case of information received from the Loan Parties after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.09 Right to Set Off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the deposit account. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12 Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter, including commitment letters (but not fee letters). In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent-Related Parties and each Lender, regardless of any investigation made by the Agent-Related Parties or any Lender or on their behalf and notwithstanding that the Agent-Related Parties or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14 Severability.

Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15 Foreign Lenders.

  Each Lender that is not a "United States Person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W- 8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

  If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent.

  Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

  The obligation of the Lenders under this Section 10.15 shall survive the termination of the Commitments, the payment of all Obligations and the resignation or replacement of the Administrative Agent.

10.16 Removal and Replacement of Lenders.

  Under any circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender's Commitment, or (ii) replace such Lender by causing such Lender to assign its Commitment (without payment of any assignment fee) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower; provided, however, that if the Borrower elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to remove or replace, as the case may be, all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of removal or replacement (including any amounts payable pursuant to Section 3.05), (y) provide appropriate assurances and indemnities (which may include letters of credit) to the L/C Issuer as it may reasonably require with respect to any continuing obligation to purchase participation interests in any L/C Obligations, and (z) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Acceptance with respect to such Lender's Commitment and outstanding Credit Extensions. The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and Pro Rata Shares resulting from any such removal or replacement.

  In order to make all the Lenders' interests in any outstanding Credit Extensions ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, the Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Loans of all Lenders, together with any amounts due under Section 3.05. The Borrower may then request Loans from the Lenders in accordance with their revised Pro Rata Shares. The Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.

  This Section 10.16 shall supersede any provision in Section 10.01 to the contrary.

10.17 Governing Law.

  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK); PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE STATE, COUNTY AND CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.18 Waiver of Right to Trial by Jury.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.19 ENTIRE AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.20 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.21 Obligations Several; Independent Nature of Lenders' Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SOLECTRON CORPORATION

By: /s/ Kiran Patel

Title: EVP & Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and a Lender

By: /s/ James P. Johnson

Title: Managing Director

GOLDMAN SACHS CREDIT PARTNERS, L.P., as Sole Lead Arranger, Sole Book Runner, Co-Syndication Agent and a Lender

By: /s/ Robert Wagner, Authorized Signatory

JPMORGAN CHASE BANK, as Co-Syndication Agent and a Lender

By: /s/ William P. Rindfuss

Title: Vice President

THE BANK OF NOVA SCOTIA, as Documentation Agent and a Lender

By: /s/ Chris Osborn

Title: Director

BNP PARIBAS, as a Lender

By: /s/ Robert Mimaki

Title: Vice President

By: /s/ Jean Plassard

Title: Managing Director

THE DEVELOPMENT BANK OF SINGAPORE LTD., LOS ANGELES AGENCY, as a Lender

By: /s/ Wil Kim Long

Title: General Manager

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By: /s/ Michael Hart

Title: Managing Director

The Royal Bank of Scotland plc, as a Lender

By: /s/ David Lucas

Title: Senior Vice President

Standard Chartered Bank, as a Lender

By: /s/ Mary Machado-Schammel

Title: Senior Vice President

By: /s/ Frieda Youlios

Title: Vice President

FLEET NATIONAL BANK, as L/C Issuer and a Lender

By: /s/ Lee A. Merkle-Raymond

Title: Director

EXHIBIT L

SUBORDINATION TERMS

The subordinated debt is subordinated to the prior payment in full of the designated senior debt. The Borrower may not make any payment on account of principal, premium or interest, including liquidated damages, if any, on the subordinated debt, or redemption or repurchase of the notes, if any, with respect thereto, if:

  The Borrower defaults in its obligations to pay principal, premium, interest or other amount on its designated senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any applicable grace period that the Borrower may have to make these payments; or

  any other default occurs and is continuing on any designated senior debt; and

  the default permits the holders of the designated senior debt to accelerate its maturity; and

  a payment blockage notice has been delivered by the Borrower, the holder of such debt or such other person permitted to give such notice.

If payment of the subordinated debt have been blocked by a payment default on designated senior debt, payments on the subordinated debt may resume when the payment default has been cured or waived or ceases to exist.

If payments on the subordinated debt have been blocked by a nonpayment default on designated senior debt, payments on the subordinated debt may resume on the earlier of:

  the date the nonpayment default is cured or waived or ceases to exist; or

  179 days after the payment blockage notice is received.

No nonpayment default that existed on the day a payment blockage notice was delivered can be used as the basis of any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the subordinated debt by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice unless and until both of the following are satisfied:

  365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice; and

  all scheduled payments of principal, any premium and interest with respect to the subordinated debt that have come due have been paid in full in cash.

In addition, all principal, premium, if any, interest and other amounts due on all senior debt must be paid in full in cash before the holder of the subordinated debt is entitled to receive any payment otherwise due upon:

  any acceleration of the principal on the subordinated debt as a result of any event of default thereunder; or

  any payment or distribution of the Borrower's assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings.